UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Newell Rubbermaid Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 10, 2011

To the Stockholders of NEWELL RUBBERMAID INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. (the “Company”) to be held on Tuesday, May 10, 2011, at 9:00 a.m., local time at Newell Rubbermaid’s corporate headquarters, Three Glenlake Parkway, Atlanta, Georgia.

At the annual meeting, you will be asked to:

•	Elect the four directors of the Company nominated by the Board of Directors to serve for a term of three years;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2011;

•	Cast an advisory vote on executive compensation;

•	Cast an advisory vote on the frequency of the executive compensation vote;

•	Vote on a proposal submitted by a stockholder, if properly presented at the meeting; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 17, 2011 may vote at the annual meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

John K. Stipancich
Senior Vice President – General Counsel & Corporate Secretary

April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on

May 10, 2011—the Company’s Proxy Statement and 2010 Annual Report to Stockholders are available at http://www.edocumentview.com/NWL2011

NEWELL RUBBERMAID INC.

Three Glenlake Parkway

Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2011

You are receiving this Proxy Statement and proxy card from us because you own shares of common stock of Newell Rubbermaid Inc. (the “Company”). This Proxy Statement describes the items on which the Company would like you to vote. It also gives you information so that you can make an informed voting decision. The Company first mailed this Proxy Statement and the proxy card to stockholders on or about April 1, 2011.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

The Company will hold the annual meeting at Newell Rubbermaid’s corporate headquarters, Three Glenlake Parkway, Atlanta, Georgia, at 9:00 a.m., local time, on Tuesday, May 10, 2011.

QUESTIONS AND ANSWERS ABOUT

VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Who is entitled to vote at the annual meeting?

Record holders of the Company’s common stock at the close of business on March 17, 2011 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 293,305,841 shares of common stock were issued and eligible to vote.

What constitutes a quorum for the annual meeting?

A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, the Company expects that the annual meeting will be adjourned to solicit additional proxies.

How are votes counted?

You are entitled to one vote for each share you own on the record date on the election of directors and each proposal to be considered at the annual meeting. If your common stock is held in “street name” (i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker or bank regarding how to vote your common stock. Pursuant to New York Stock Exchange (“NYSE”) rules, your broker or bank does not have discretion to vote your common stock without your instructions regarding the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of the executive compensation vote and the stockholder proposal. If you do not provide your broker or bank with voting instructions regarding these proposals, your shares of common stock will not be considered present at the Annual Meeting of Stockholders for purposes of voting on these proposals. However, please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the ratification of the appointment of Ernst & Young LLP.

How many votes are required to elect a director or approve a proposal?

Election of Directors.    Directors receiving a majority of votes cast with respect to that director’s election (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director. Shares not present, shares not voting and shares voting “abstain” will have no effect on the election of directors.

Ratification of the Appointment of Ernst & Young LLP, Approval of Executive Compensation, Approval of the Stockholder Proposal and Approval of any Other Proposals.    The vote required for the ratification of the appointment of Ernst & Young LLP, the approval of executive compensation in the advisory vote, the approval of the stockholder proposal and the approval of any other proposal that may properly come before the annual meeting or any adjournment or postponement of the meeting is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. With respect to any such proposal, you may vote in favor of or against the item or you may abstain from voting. Any proxy marked “abstain” with respect to the item will have the effect of a vote against the proposal.

Frequency of Executive Compensation Vote.    With respect to this proposal, you may vote for yearly, every two years, every three years, or you may abstain from voting. The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders. Shares not present, shares not voting and shares voting “abstain” with respect to this item will have no effect on the advisory vote on the frequency of the executive compensation vote.

How do I vote my shares?

You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees, FOR the ratification of the appointment of Ernst & Young LLP, FOR the approval of the compensation of the named executive officers, for YEARLY as the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers, AGAINST the stockholder proposal and in the discretion of the persons named as proxies on all other matters that may properly come before the annual meeting or any adjournment or postponement of the meeting.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•

Voting by Internet.    You also may vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in street name, you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Rubbermaid Inc. 401(k) Savings and Retirement Plan for

the benefit of plan participants. Participants in this plan have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in this plan may direct the trustee by telephone, through the Internet or by completing and returning a voting card. If valid instructions are not received from a 401(k) Savings and Retirement Plan participant by 12:00 noon on Friday May 6, 2011, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How may I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•

Sending a written notice, including by facsimile, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Facsimile: 1-770-677-8717

Attention: Corporate Secretary

•

Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in “street name” by a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor at the following address or telephone number:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Phone Number: 1-800-662-5200

Who will count the votes?

Representatives from the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as independent inspectors of election for the annual meeting.

Where can I find the voting results of the annual meeting?

The Company will include the voting results of the annual meeting in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission not later than May 16, 2011.

Who will pay the costs of solicitation of proxies?

This Proxy Statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company. The Company will pay the costs of soliciting proxies.

Who is the Company’s proxy solicitor?

The Company has retained Morrow & Co., LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., LLC, a fee of $11,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

How do I submit a stockholder proposal for the 2012 annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2012 annual meeting must be in writing and be received by the Company no later than December 3, 2011. At the 2012 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s proxy statement for such meeting if the Company does not receive notice of the proposal on or before February 10, 2012.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2012 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the 2011 Annual Meeting, or February 10, 2012. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

How do I nominate a candidate for election as a director at the 2012 annual meeting?

Any stockholder wishing to nominate a candidate for election as a director at the Company’s 2012 annual meeting must notify the Company in writing no later than February 10, 2012. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors.

How do I provide a notice of my intention to present proposals and director nominations at the 2012 annual meeting?

Notices of intention to present proposals and director nominations at the 2012 annual meeting or requests in connection therewith, including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Rubbermaid Inc., Three Glenlake Parkway, Atlanta, Georgia 30328, Attention: Corporate Secretary.

How can I obtain a copy of the Company’s 2010 annual report on Form 10-K?

A copy of the Company’s 2010 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link on the Company’s website at www.newellrubbermaid.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

Could other business be conducted at the annual meeting?

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of 12 directors who are divided into three classes, with each class elected for a three-year term. The Board of Directors has nominated Kevin C. Conroy, Michael T. Cowhig, Mark D. Ketchum and Raymond G. Viault for re-election as Class III directors at the annual meeting. If re-elected, the nominees will serve until the annual meeting of stockholders to be held in 2014 and until their successors have been duly elected and qualified. However, in connection with his pending retirement as President and Chief Executive Officer, Mr. Ketchum has expressed his intent, if re-elected, to resign immediately prior to the annual meeting of stockholders to be held in 2012.

Proxies will be voted, unless otherwise indicated, FOR the election of the four nominees for director. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year’s annual meeting. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board of Directors may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

Information about the nominees and the continuing directors whose terms expire in future years is set forth below.

Name and Background	Director Since

Nominees for Class III Directors—Term Expiring in 2014

Kevin C. Conroy, age 50, has been President, Univision Interactive Media, Inc., Univision Communications, Inc. (the premier media company serving Hispanic America) since January 2009. From 2001 to 2009, he served in a variety of senior programming, product and marketing roles at AOL LLC (a global web services company, and majority owned subsidiary of Time Warner, Inc.), most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG (a transnational media corporation), including as Chief Marketing Officer & President, New Technology, BMG Entertainment. Mr. Conroy has significant global experience in advertising and media with particular expertise in the Internet and online and mobile media businesses. He has led large global efforts to build consumer Websites and software applications and has managed a number of popular Web brands.

2011

Name and Background	Director Since

Michael T. Cowhig, age 64, has been Chairman of the Board since February 2010. He retired in December 2006 as President, Global Technical and Manufacturing of The Procter & Gamble Company—Gillette Global Business Unit, a post he held beginning October 2005. Prior thereto, he held the position of President, Global Technical and Manufacturing of The Gillette Company from January 2004 to October 2005. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations—Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations—Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig has considerable operational expertise and global leadership experience, and he has demonstrated success in meeting the demands of product innovation by leveraging manufacturing technology with an intense focus on delivering cost reductions. He also has a strong track record for operational success, proven leadership abilities and knowledge of supply chain operations. Mr. Cowhig also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board. Mr. Cowhig is a former member of the Boards of Directors of Wilsons The Leather Experts Inc. (a specialty retailer of accessories and outerwear) and CCL Industries (a global specialty packaging company).

2005

Mark D. Ketchum, age 61, has been President & Chief Executive Officer of the Company since October 16, 2005. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company. Mr. Ketchum joined Procter & Gamble (a manufacturer and marketer of consumer products) in 1971, and thereafter served in a variety of roles, including Vice President and General Manager—Tissue/Towel from 1990 to 1996 and President—North American Paper Sector from 1996 to 1999. Mr. Ketchum is also a director of Kraft Foods Inc. (a global manufacturer and marketer of packaged foods and beverages). Mr. Ketchum has substantial leadership experience as well as significant expertise in operations, brand management and general management. He has demonstrated success in product innovation, brand positioning, category strategy, top-line sales growth and improved profitability on a global basis. Mr. Ketchum also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service. Mr. Ketchum is a former member of the Board of Directors of Hillenbrand Industries, Inc. (a provider of medical technologies and related services for the health care industry and provider of funeral services products).

2005

Raymond G. Viault, age 66, retired in January 2005 as Vice Chairman of General Mills, Inc. (a manufacturer and marketer of consumer food products), a post he held since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of VF Corp. (an apparel company). Mr. Viault has broad experience in global brand building and general management and has substantial expertise in international matters and integration of acquired businesses and has made contributions as a board member of other organizations. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board. Mr. Viault is a former member of the Board of Directors of Cadbury plc (a manufacturer and marketer of foods and beverages) and Safeway Inc. (a food and drug retailer).

2002

Name and Background	Director Since

Class I Directors Continuing in Office—Term Expiring in 2012

Thomas E. Clarke, age 59, has been President of New Business Ventures of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since 2001. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional Vice President in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing. Dr. Clarke also serves on the Board of Directors of Starwood, Inc. (a hotels and resorts company). Dr. Clarke has expertise in global brand management, marketing and product development as well as substantial experience in organizational development and knowledge of supply chain operations. He also played an integral role in the globalization of Nike. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2003

Elizabeth Cuthbert-Millett, age 54, has been a private investor for more than five years. Ms. Cuthbert-Millett is also an adjunct professor in the school of Environment and Natural Resources at University of Wyoming. Ms. Cuthbert-Millett has substantial institutional knowledge regarding the Company, including its operations and industries, due to her longstanding service to the Board.	1995

Domenico De Sole, age 67, has been the Chairman of Tom Ford International since 2005. Prior thereto he was President and Chief Executive Officer of Gucci Group NV, and Chairman of the Group’s Management Board, a post he held from 1995 to 2004. From 1984 to 1994, Mr. De Sole served as Chief Executive Officer of Gucci America. Prior thereto, Mr. De Sole was a partner with Patton Boggs & Blow (a law firm) from 1970 to 1984. Mr. De Sole also serves on the Board of Directors of GAP, Inc. (a clothing retailer), Ermenegildo Zegna (a manufacturer and marketer of men’s luxury clothing), Labelux SA (a manufacturer and marketer of luxury apparel) and is a Member of the Advisory Board of Harvard Law School. Mr. De Sole has extensive global business experience as well as significant expertise in building and developing luxury brands and strengthening global marketing and operations, all of which are relevant to the Company as it invests in growing its premium brands worldwide. Mr. De Sole is a former member of the Boards of Directors of Bausch & Lomb Incorporated (a manufacturer and marketer of eye care products), Delta Air Lines, Inc., The Procter & Gamble Company and Telecom Italia S.p.A.

2007

Name and Background	Director Since

Steven J. Strobel, age 53, has been the Executive Vice President and Chief Financial Officer of BlueStar Energy Solutions (a retail electricity supplier) since August 2009 and is a member of its Board of Directors. Mr. Strobel served as Senior Vice President—Treasurer of Motorola, Inc. (a wireless and broadband communications company) from June 2007 to March 2008. He served as Motorola’s Senior Vice President—Corporate Controller from 2003 to June 2007. From 2000 to 2003, Mr. Strobel was Vice President—Finance and Treasurer for Owens Corning (a manufacturer and marketer of building material and composites systems). From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President—Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, a former division of Philip Morris Companies, Inc. (a manufacturer and marketer of consumer products). While at Kraft, he held various financial positions, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada. Mr. Strobel has substantial experience in financial matters and leadership in both consumer and industrial markets. He also has considerable experience with global, multi-divisional business models and a deep understanding of building brands and driving innovation at well-respected companies. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2006

Class II Directors Continuing in Office—Term Expiring in 2013

Scott S. Cowen, age 64, has been the President of Tulane University and Seymour S Goodman Memorial Professor of Business since 1998. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is also a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise) and Forest City Enterprises, Inc. (a real estate developer). Mr. Cowen is a former member of the Board of Directors of Jo-Ann Stores, Inc. (an operator of retail fabric shops). Dr. Cowen has been a director since the Company completed its merger with Rubbermaid. He has extensive academic and professional expertise in the areas of strategic financial management systems, corporate governance and leadership, including as a consultant with public companies in such areas, significant experience in crisis management (including in connection with recovery from Hurricane Katrina), and substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

1999

Cynthia A. Montgomery, age 58, is the Timken Professor of Business Administration at the Harvard University Graduate School of Business, where she has served on the faculty since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. Dr. Montgomery also serves on the Board of Directors of several Black Rock Mutual Funds and McLean Hospital. Dr. Montgomery has conducted extensive research in the areas of strategy and corporate governance, including in particular issues relating to boards of directors, the creation of value across multiple lines of business, and the role leaders play in developing and implementing strategy. She also has substantial institutional knowledge regarding the Company, including its operations and industries, due to her longstanding service to the Board.

1995

Name and Background	Director Since

Michael B. Polk, age 50, has been President, Global Foods, Home & Personal Care, Unilever (a consumer packaged goods manufacturer and marketer) since 2010. Mr. Polk serves on the Unilever Executive Board and is also responsible for the Customer Development function globally. Mr. Polk joined Unilever in 2003 as Chief Operating Officer Unilever Foods USA and subsequently became President, Unilever USA in 2005. From 2007 to 2010, Mr. Polk served as President, Unilever Americas. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc. and three years at The Procter & Gamble Company. At Kraft Foods Mr. Polk was President, Kraft Foods Asia Pacific, President, Biscuits and Snacks Sector, and was a member of the Kraft Foods Management Committee. Mr. Polk brings outstanding global marketing, consumer innovation, customer development, and operations leadership to the Board. He has been successful in leading billion-dollar brands, in managing diverse product categories, and navigating complex geographies. Mr. Polk is a former member of the Board of Directors of The Yankee Candle Company, Inc. (a manufacturer and retailer of home fragrance products).

2009

Michael A. Todman, age 53, has been President, Whirlpool International since December 2009 and has been a member of the Board of Directors of Whirlpool Corporation (a manufacturer and marketer of major home appliances) since January 1, 2006. Prior thereto, he served as President, Whirlpool North America from June 2007 to December 2009. He served as President, Whirlpool International from January 2006 to June 2007 and served as Executive Vice President and President of Whirlpool Europe from October 2001 to January 2006. From March 2001 to October 2001, he served as Executive Vice President, North America of Whirlpool Corporation. From 1993 to 1999, Mr. Todman served in a number of roles at Whirlpool, including Senior Vice President, Sales and Marketing, North America; Vice President, Sears Sales and Marketing; Vice President, Product Management; Controller of North America; Vice President, Consumer Services, Whirlpool Europe; General Manager, Northern Europe; and Director, Finance, United Kingdom. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc. (a developer and manufacturer of computer products) and Price Waterhouse and Co. Mr. Todman has distinguished international management experience as well as extensive sales and marketing leadership experience in his career with Whirlpool. He also serves on the Board of Trustees of Georgetown University and the Board of Regents of Loyola University of Chicago.

2007

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

AND CORPORATE GOVERNANCE

General

The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board of Directors has adopted the “Newell Rubbermaid Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328. The Corporate Governance Guidelines include:

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a requirement that a majority of the Board will be “independent directors,” as defined under the applicable rules of The New York Stock Exchange, Inc. (“NYSE”) and any standards adopted by the Board of Directors from time to time;

•	a requirement that all members of the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee will be “independent directors”;

•	a requirement that a director submit his or her resignation to the Board for consideration in the event he or she is not elected by a majority of the votes cast in an uncontested election;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 70;

•

regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the performance of the Board and the Chairman of the Board;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer (“CEO”); and

•

the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

Over the past few years, the Board has responded to several governance issues of interest to stockholders. In 2006, the Board terminated its shareholder rights plan, or poison pill, and adopted a formal procedure in its Corporate Governance Guidelines to address and respond to successful stockholder proposals. In 2007, the Board implemented majority voting for directors; in 2008, stockholders approved a Board-recommended proposal to eliminate supermajority voting requirements in the Company’s charter documents; and in February 2010 the Board adopted a “clawback”, or recoupment, policy with respect to the incentive compensation of executive officers.

The positions of Chairperson of the Board and CEO are usually held by different persons. The Board believes that this combination has served the Company well for many years. However, the Board is free to make this choice at any time and in the manner it determines to be best for the Company under the then existing circumstances. Should the Chairperson position be held by the CEO, the Board will appoint a lead Director.

Director Independence

Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2011. During this review, the Board of Directors considered whether or not each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

As a result of these reviews, the Board of Directors affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Mark D. Ketchum. Mr. Ketchum is considered an inside director because of his employment as President and CEO of the Company.

In making its independence determinations, the Board of Directors considered that through May 2010 Raymond G. Viault served as a director of Safeway Inc., an entity which purchases the Company’s products in the ordinary course of business. Sales by the Company to Safeway Inc. totaled $3.8 million in 2010, and such sales were made on customary terms. The Board has concluded that, under these facts and circumstances, Mr. Viault’s interest in these transactions is not material and would not influence his actions or decisions as a director of the Company, and that Mr. Viault therefore complies with the requirements for independence under applicable NYSE rules.

Meetings

The Company’s Board of Directors held eight meetings during 2010. All directors attended at least 75% of the Board meetings and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of the Company’s stockholders. All of the directors attended the 2010 annual meeting of stockholders.

The Company’s non-management directors held four meetings during 2010 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

The Board of Directors has an Audit Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Audit Committee.     The Audit Committee, whose Chair is Dr. Cowen and whose other current members are Mr. De Sole, Mr. Polk, Mr. Strobel and Mr. Todman, met 12 times during 2010. The Board of Directors has affirmatively determined that each current member of the committee is an “independent director” within the meaning of the applicable U.S. Securities and Exchange Commission (“SEC”) regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors has affirmatively determined that each of Dr. Cowen, Mr. Strobel and Mr. Todman is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

•

has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, whose Chair is Dr. Clarke and whose other current members are Ms. Cuthbert-Millett, Mr. Strobel, Mr. Todman and Mr. Viault, met six times during 2010. The Board of Directors has affirmatively determined that each member of the committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the CEO’s performance and fixing the CEO’s compensation;

•	making recommendations to the Board with respect to incentive-compensation plans, equity based plans and director compensation;

•	reviewing and approving the compensation for executives other than the CEO; and

•	assisting the Board in management succession planning.

Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation – Compensation Discussion and Analysis.”

Nominating/Governance Committee.    The Nominating/Governance Committee, whose Chair is Mr. Viault and whose other current members are Dr. Clarke, Ms. Cuthbert-Millett, and Dr. Montgomery met four times during 2010. The Board of Directors has affirmatively determined that each member of the Nominating/Governance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

•	reviewing and recommending to the Board of Directors appointments to Board committees;

•	developing and recommending to the Board of Directors corporate governance guidelines for the Company and any changes to those guidelines;

•

reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board of Directors’ annual evaluation of its own performance.

Each of the above committees acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328.

Risk Oversight

The Board of Directors has assigned the oversight of risk management of the Company to the Audit Committee. As set forth in the Audit Committee Charter, the Audit Committee oversees the Company’s overall risk management profile and the Company’s process for assessing significant business risks. The Audit Committee reports to the full Board of Directors at least annually regarding the Committee’s findings. Specifically, the Audit Committee:

•

reviews and discusses with management, the Company’s internal auditors and the Company’s independent auditors (i) the Company’s guidelines and policies to govern risk assessment and risk management, including the risk of fraud, (ii) the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and guidelines, and (iii) the status of the security for the Company’s electronic data processing information systems and the general security of the Company’s people, assets, and information systems;

•

meets or consults with other committees of the Board, as appropriate, to discuss and review the Company’s potential major risk exposures, including but not limited to consultation with the Organizational Development & Compensation Committee to ensure the Company’s compensation programs do not promote excessive risk taking and are not reasonably likely to have a material adverse effect on the Company; and

•

requests management, the Company’s internal auditors and the Company’s independent auditors to identify significant financial risk exposures of the Company and reviews and discusses with management and the independent auditors management’s steps to minimize such financial risk exposures, including reviewing the status of the Company’s financial instruments.

Director Nomination Process

The Nominating/Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The Board has implemented this policy by establishing a set of directors whose makeup includes eight former CEOs or senior executives of large public companies, at least seven who have extensive international experience, one African-American, two women, one who was born and raised outside the United States and two academics. The Board assesses the effectiveness of this policy by conducting an annual review of its own performance to determine whether the Board and the Nominating/Governance Committee are functioning effectively and in compliance with this policy. The Nominating/Governance Committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors.

From time to time, the Nominating/Governance Committee has engaged the services of global executive search firms to assist the Nominating/Governance Committee and the Board of Directors in identifying and evaluating potential director candidates. SpencerStuart identified Mr. Conroy as a director candidate and in 2011 recommended his candidacy to the Nominating/Governance Committee. The Nominating/Governance Committee evaluated Mr. Conroy against the criteria set forth above and recommended him to the full Board of Directors for election.

A stockholder who wishes to recommend a director candidate for consideration by the Nominating/ Governance Committee should submit such recommendation in writing to the Nominating/Governance Committee at the address set forth below under “Communications with the Board of Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Communications with the Board of Directors

The independent members of the Board of Directors have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board of Directors. Stockholders and other interested persons may communicate with the Company’s Board of Directors or any member or committee of the Board of Directors by writing to them at the following address:

Newell Rubbermaid Inc.

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the General Counsel at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o General Counsel, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Code of Ethics

The Board of Directors has adopted a “Code of Ethics for Senior Financial Officers”, which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Business Conduct and Ethics may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which include the Code of Business Conduct and Ethics (applicable to all executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Company’s Nominating/Governance Committee considers and makes recommendations to the Board of Directors with respect to possible waivers of conflicts of interest or any other provisions of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of the Company’s nonemployee directors under applicable law or rules of the NYSE and reports its findings to the Board of Directors in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit or other staff or by outside advisors. The Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, Dr. Clarke, Ms. Cuthbert-Millett, Mr. Strobel, Mr. Todman and Mr. Viault served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2010, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2010, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s Board of Directors or its Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT &

COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Organizational Development & Compensation Committee of the Company states that the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Organizational Development & Compensation Committee:

Thomas E. Clarke, Chair

Elizabeth Cuthbert-Millett

Steven J. Strobel

Michael A. Todman

Raymond G. Viault

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made in 2010. For 2010, our named executive officers are:

•	Mark D. Ketchum, President and Chief Executive Officer;

•	Juan R. Figuereo, Executive Vice President and Chief Financial Officer;

•	G. Penny McIntyre, President, Office Products;

•	William A. Burke, III, President, Tools, Hardware & Commercial Products; and

•	Jay D. Gould, President, Home & Family.

2010 Compensation Program Changes & Highlights

In 2010, the Committee implemented a number of changes in its compensation programs in light of the stabilization of general economic conditions as well as in response to evolving standards for compensation practices. For example, the Committee:

•

Emphasized the establishment of “stretch goals” for the Company’s Management Cash Bonus Plan, particularly with respect to the sales metric, and increased the percentage of the Bonus Plan payout based on sales from 15% to 35%;

•	Following a general salary freeze in 2009, approved modest salary increases for executives, except for the CEO and CFO who did not receive salary increases;

•	Increased the bonus potential for the CEO while holding his salary constant to further incentivize the achievement of business results that surpass “stretch” corporate Bonus Plan metrics;

•	Increased the value of awards made under the Long-Term Incentive Plan (the “LTIP”) back to a market competitive level (after having been reduced by 30% in 2009);

•

Eliminated the use of excise tax gross-ups in its future Employment Security Agreements (“ESA”) beginning with the ESA entered into with its CFO, Juan Figuereo, in December 2009 (all ESAs contain “double trigger” provisions, requiring both a change in control and a termination before the benefits of the ESA are paid);

•	Adopted an incentive compensation recoupment policy;

•

Increased the ownership thresholds under the Company’s Stock Ownership Guidelines from 3 times base salary to 5 times base salary for the CEO, from 2 times base salary to 3 times base salary for the CFO and each Group President, and from 2 times annual retainer to 3 times annual retainer for outside directors; and

•	Prohibited the hedging or pledging of Company securities.

2010 Pay for Performance Considerations

Compensation decisions made in February 2010 considered the Company’s recovery in 2009 which was reflected by the significant increase in shareholder return experienced in 2009. The Company’s total shareholder return for 2009 was 58.1%, more than twice that of the S&P 500 Index and Dow Jones Consumer Goods Index over the same period. The Company believes that the significant increase in shareholder return was driven in large part to the Company successfully navigating through the global economic decline of 2008 and 2009 and effectively managing the Company’s liquidity position during a period of unprecedented uncertainty in credit markets, while simultaneously progressing on the Company’s initiative to transform from a manufacturer of products to a consumer-centric marketer of Brands that Matter™ with reduced exposure to commoditized product categories.

Moreover, progress continued in 2010. Highlights of the Company’s 2010 performance include:

•

Improvement in three key performance metrics with net sales increasing 3.3% (including a core sales increase of 4.7%), a 100 basis point improvement in gross margin percentage to 37.7% and “normalized” EPS growth of 16%;

•

The completion of “Project Acceleration”, a multi-year restructuring effort to consolidate and streamline manufacturing and supply chain operations to achieve best total cost, under which the Company’s manufacturing footprint was reduced by more than 60% and its distribution and transportation network streamlined, and through which the Company expects to achieve in excess of $220 million in annualized savings by the end of 2011;

•	The implementation of a Capital Structure Optimization Plan to simplify the Company’s capital structure, lower interest costs and reduce potential future earnings dilution; and

•

A total shareholder return for 2010 of 22.7% exceeding that of the S&P 500 Index and the Dow Jones Consumer Goods Index. The Company’s total shareholder return also significantly exceeded the median return of the Company’s custom comparator group for the one and two-year periods ending December 31, 2010.

Executive Compensation Objectives

The Company’s executive compensation objectives are to:

Motivate executives to meet or exceed Company performance goals.    A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Committee reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives and environment.

Reward individual performance and contributions.    The individual performance evaluation of each executive officer, together with the executive’s contribution to Company performance, generally affects most aspects of each executive’s compensation. For example, individual performance is typically considered in determining an executive’s annual salary.

•

An executive’s annual salary, in turn, directly affects the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Management Cash Bonus Plan.

•	Annual salary also directly affects the number of restricted stock units (“RSUs”) and stock options that are granted to the executive under the LTIP.

•	The CEO considers the individual performance of his direct reports when recommending adjustments, if any, to the award value for the executive under the LTIP.

Link the financial interests of executives and stockholders.    For 2010, the Committee used stock options and time-based and performance-based RSUs to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders. Stock ownership expectations for the named executive officers were increased in 2010 to further align the interests of the executives with those of the Company’s stockholders.

Attract and retain the best possible executive talent.    Successful recruiting and retention of talented executives requires the Company to pay compensation at a competitive level. To do that, the Company needs information about compensation practices of its relevant competitors, and in 2010, the Company used compensation information compiled from two separate comparator groups.

Determination of Executive Officer Compensation

Summarized in the table below are roles and responsibilities for executive compensation:

Organizational Development & Compensation Committee

•   Reviews and recommends to the independent Board members the CEO’s annual compensation, including salary, bonus and equity and non-equity incentive compensation;

•   Approves the annual compensation for all executive officers other than the CEO;

•   Reviews and sets performance goals under the Management Cash Bonus Plan and LTIP;

•   Reviews and approves awards (including the terms and conditions of such awards) under the Management Cash Bonus Plan and LTIP for all executive officers other than the CEO; and

•   Approves any severance agreements, change in control agreements or similar agreements between the Company and its executive officers other than the CEO.

Independent Board Members	• Approves the CEO’s annual compensation, including salary, bonus and equity and non-equity incentive compensation.

Committee Consultant—Frederic W. Cook & Co.

•   Assists the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies;

•   Makes recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations;

•   Provides market data as background to annual decisions regarding CEO and senior executive base salary, annual bonus and long-term incentives;

•   Advises the Committee regarding executive compensation best practices; and

•   Maintains independence by providing no other services to the Company.

CEO

•   Recommends to the Committee, in the case of other executive officers, base salary amounts and equity awards and participates in the development of annual Company performance goals under the Management Cash Bonus Plan.

Other Executives

•   The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee;

•   The CEO works with the Executive Vice President-Human Resources regarding recommendations on base salary amounts and equity awards for executives other than the CEO using competitive market data; and

•   The Chief Financial Officer assists in developing recommendations on annual performance goals and determining whether financial performance goals were attained by the Company or the applicable business unit under the Management Cash Bonus Plan and LTIP.

In making compensation decisions, the Committee considers a number of factors including competitive market data, competitive philosophy, individual and Company performance, and internal equity. The Committee does not use a predetermined formula to make its decisions but takes into account all the above factors.

Competitive Market Data

Custom Comparator Group

For 2010, the Company used a custom comparator group consisting of companies that participate in the various consumer and commercial products industries in which the Company competes. The companies in the custom comparator group represent both the Company’s principal competitors for executive talent and the appropriate companies against which to compare the Company’s performance. Please see page 32 for a list of the companies in the custom comparator group.

Multiple Industry Index Comparator Group

For 2010, the Company also used compensation information compiled from a multiple industry index of 133 companies. This index includes companies both inside and outside of the consumer products industry in which the Company operates with annual revenues ranging from $3 billion to $12 billion. For 2010, the Company chose to utilize the multiple industry index, in addition to the Company’s custom comparator group, in order to provide a larger pool of data for a more statistically relevant comparison of compensation levels. Please see page 32 for a list of the companies in the multiple industry index comparator group.

The Company periodically obtains surveys of the compensation practices of companies in both comparator groups and compares the Company’s executive compensation components with those of the comparator groups. In 2010, the Company used compensation information about the comparator groups as guidance for decisions regarding:

•	the mix of executive compensation that is annual or long-term;

•	the portion of total compensation that is equity or cash; and

•	levels of salary, annual incentive opportunities and long-term incentive opportunities.

For purposes of evaluating relative total shareholder return for performance-based RSUs awarded under the LTIP, the Company uses only the custom comparator group, as the companies in the custom comparator group constitute the most relevant businesses against which the Company competes.

Competitive Philosophy

Each element of the compensation program complements the others and, together, are intended to achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Committee annually reviews a summary report, or “tally sheet,” which identifies each element of the compensation paid to each executive officer. The Committee uses the summary report to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets the compensation objectives.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2010. The “Total Compensation” amount shown on the Summary Compensation Table differs from what the Committee views as relevant to its decisions about executive compensation. For example, while retirement benefits constitute a key component of the competitive compensation package offered to executives, and the design and cost of these programs and the benefits they provide are carefully considered, due to the numerous variables involved in calculating their present value, retirement benefits are not viewed as a meaningful measure of annual executive compensation.

For executives, including the named executive officers, as a group, the Committee views salaries at or near the 50th percentile of the comparator groups, aggregate target annual incentive opportunities at or near the 65th percentile of the comparator groups and aggregate long-term incentive opportunities at or near the 50th percentile of the comparator groups as an indication of the competitive annual compensation level for its executives. Annual incentive opportunities are pegged at a level higher than the 50th percentile in order to provide a more attractive opportunity that rewards and incentivizes annual performance, which in turn, encourages efforts to increase stockholder value.

In the case of the named executive officers as a group, compensation varied from these levels in 2010 as salaries were slightly above the targeted 50th percentile and each of aggregate target annual incentive opportunities and aggregate long-term incentive opportunities were slightly below the targeted 65th and 50th percentiles, respectively. The differences reflected individual performance and other factors, including the breadth of the executive’s responsibility, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention.

Consideration of Individual Performance

The CEO recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards and annual performance goals under the Management Cash Bonus Plan. As part of the Company’s annual performance evaluation process, each year the CEO and each other executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather serve as the framework upon which the CEO evaluates the executive officer’s overall performance. Individual performance objectives include financial and operational metrics which may reflect corporate or business unit goals or may include specific financial or operational objectives with respect to the executive’s area of responsibility. These performance objectives also include demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major capital projects, successful integration of acquisitions, entry into new markets, and organization capability building. The CEO’s evaluation of an executive officer’s performance relative to these objectives is inherently largely subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. As an additional input to the CEO’s evaluation of an executive officer’s performance, he assesses the overall performance of the Company and its business units in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive officer’s performance.

The CEO also considers the advice of members of his management team in recommending elements of executive compensation. The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee. In particular, the CEO works with the Executive Vice President-Human Resources regarding recommendations on base salary amounts and equity awards for executives other than the CEO using relevant survey data regarding compensation provided to persons holding comparable positions at the companies in the Company’s comparator groups. This survey data, along with the CEO’s evaluation of the performance of the executive officers, provides the basis for the CEO’s recommendation to the Committee of salary and equity awards for each other executive officer. The CEO also works with the Chief Financial Officer in connection with recommendations on annual performance goals and determining whether financial performance goals were attained by the Company or the applicable business unit under the Management Cash Bonus Plan and LTIP.

At the beginning of the year, the Committee recommends to the independent members of the Board the CEO’s individual performance objectives. The Committee’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not intended to be rigid or formulaic, but rather serve as the framework upon which the Committee evaluates the CEO’s performance.

The Committee also assesses the CEO’s ability to effectively communicate and promote the Company’s strategic initiatives and values, as well as his commitment to excellence and work ethic. The Committee’s evaluation of the CEO’s overall performance relative to these objectives is inherently largely subjective, involving a high degree of judgment. As additional input to the Committee’s evaluation of the CEO’s performance, the Committee assessed the overall performance of the Company and its business units in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Committee’s evaluation of the CEO’s performance. The Committee also reviews relevant survey data regarding salaries and equity awards provided to persons holding a comparable position at the companies in the comparator groups used by the Company. This survey data, along with the Committee’s evaluation of the performance of the CEO, provides the basis for the Committee’s recommended salary and equity awards for the CEO.

Key Elements of Executive Compensation

Salary

Salaries provide a degree of financial stability for the executives, with salary increases designed to reward recent performance and contributions. Salaries are reviewed and may be revised in the early part of each year. The following principal factors are used to make salary decisions: the executive’s current salary; an evaluation of the individual performance of the executive officer; and the recommendation of the CEO, in the case of other executive officers.

Survey data available regarding salaries provided to persons holding comparable positions at the companies in the Company’s comparator groups is also used. The Committee uses the 50th percentile as the general target for an executive’s position. However, salaries of individual named executive officers may be above or below those levels, reflecting individual performance, responsibilities and other relevant factors. The relative importance of each of these factors varies from executive to executive and from year to year.

The Committee generally sets annual salaries in February. In February 2010, the Committee approved salary increases for the following named executive officers from their respective 2009 levels as set forth below:

	2009	2010	% Increase	Rationale
Penny G. McIntyre	$450,000	$490,000	8.9%	• Reward strong performance of the Office Products Group • Bring compensation more in line with the other Group Presidents
William A. Burke	$525,000	$540,000	2.9%	• Consistent with increase for Newell employees generally in 2010
Jay D. Gould	$525,000	$550,000	4.8%	• Reward relatively strong performance of the Home & Family Group against performance goals • Reflect increased responsibilities with respect to the Rubbermaid retail cleaning business

There was no increase in salary for Mr. Ketchum as the Committee found his salary to be competitively appropriate. In addition, because Mr. Figuereo had been recently hired, the Committee determined that it was not appropriate to increase his salary. The named executive officers’ salaries range from the 40th percentile to the 70th percentile for similar positions of executives in the comparator group.

Annual Incentive Compensation

Management Cash Bonus Plan

The annual incentive program is designed to reward performance that supports short-term performance goals for the Company, Group, Region, business unit or function. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved. If a performance goal is met at the target level, the target bonus is generally paid for that goal. Performance above the target results in payment of a higher percentage of salary up to a pre-established maximum, depending on participation levels and the achievement of the other performance goals. Performance below the target generally results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met.

For 2010, the Company performance goals for cash bonus payments to the named executive officers were based on the Company’s Earnings per Share, Sales and Cash Flow. Earnings per Share and Sales growth goals incentivize profitable growth of the Company and the Cash Flow goal promotes the overall health and efficiency of operations. In the case of those named executive officers who served as Group Presidents during 2010, the goals were based 50% on the overall Company performance goals and 50% on their individual Group’s Operating Income, Sales and Cash Flow. These measures incentivize similar performance as the Company goals and provide the Group Presidents with incentive compensation opportunities more directly tied to their areas of responsibility. In the case of each of the other named executive officers (Messrs. Ketchum and Figuereo), the goals were based 100% on overall Company performance goals.

The 50-50 split for Group Presidents rewarded performance of the President’s Group while aligning their interests with the success of the overall Company. The relative weight assigned under the Bonus Plan to each performance goal for 2010 for each named executive officer eligible under the Management Cash Bonus Plan for 2010 appears in the table below.

2010 Management Cash Bonus Plan: Relative Percentage Assigned to Each Performance Goal

Performance Goal	Mark D. Ketchum	Juan R. Figuereo	G. Penny McIntyre	William A. Burke	Jay D. Gould
Company Performance Measures
Earnings per Share	40%	40%	20%	20%	20%
Sales	35%	35%	17.5%	17.5%	17.5%
Operating Cash Flow	25%	25%	12.5%	12.5%	12.5%
Group Performance Measures
Group Operating Income	—	—	20%	20%	20%
Group Sales	—	—	17.5%	17.5%	17.5%
Group Cash Flow	—	—	12.5%	12.5%	12.5%

Compared to 2009, for 2010 the Company increased the weighting of Sales from 15% to 35% and reduced the weighting of Earnings per Share and Cash Flow from 50% to 40% and from 35% to 25%, respectively. The Company made these adjustments to place additional emphasis on sales growth after two consecutive years of core sales declines. In assigning the percentages, the Committee noted the continuing challenging economic environment and the need to generate sales to facilitate EPS growth following the significant cost reductions of the prior two years. Accordingly, the Committee determined to set a “stretch” target for sales growth.

For purposes of measuring attainment of the overall Company performance goals in 2010:

•	the Earnings per Share goal excludes the effects of restructuring charges, one-time charges and other items and is based upon what the Company reports as “Normalized” Earnings per Share;

•	the Sales goal is total net sales, excluding differences resulting from actual exchange rates in 2010 differing from exchange rates that were fixed as of January 2010; and

•

the Operating Cash Flow goal is based on the same amount as the Company reports as Operating Cash Flow in its financial statements excluding the impact of the voluntary pension contribution of $50 million made in September 2010.

For purposes of measuring attainment of the Group performance goals in 2010:

•	the Group Operating Income goal excludes restructuring and other charges and includes foreign exchange gains and losses;

•	the Group Sales goal is total net sales, excluding differences resulting from actual exchange rates in 2010 differing from exchange rates that were fixed as of January 2010; and

•

the Group Cash Flow goal is Group Operating Income as described above, less cash used for restructuring activities and capital expenditures and adjusted for certain working capital items, including inventory.

The Committee determines the performance goals for the named executive officers, and bonus payments are made only on the Committee’s determination that the performance goals for the year were achieved. The overall Company targets used under the Management Cash Bonus Plan for 2010 are summarized below:

2010 Management Cash Bonus Plan: Overall Company Performance Targets

Performance Goal	Target	Actual Performance
Earnings per Share	$1.40	$1.52
Net Sales	$5,725 million	$5,778 million
Operating Cash Flow	$600 million	$633 million

The Group target goals (expressed as a percentage change over the comparable measure for 2009) for 2010 for the named executive officers are summarized below:

Performance Goal	Target	Actual Performance
Office Products
Operating Income	+7.7%	+20.3%
Net Sales	-2.7%	+1.8%
Cash Flow	-47.1%	-38.6%
Home & Family
Operating Income	+7.9%	+8.8%
Net Sales	+3.0%	+1.2%
Cash Flow	-31.8%	-37.1%
Tools, Hardware & Commercial Products
Operating Income	-10.4%	+8.0%
Net Sales	+2.8%	+5.9%
Cash Flow	-24.2%	-21.1%

Attainment of the target indicated above for each of these measures would have generally resulted in a bonus payout equal to 100% of the target cash bonus. The maximum payout for each measure was equal to 200% of the target cash bonus. The Management Cash Bonus Plan does not provide for discretion to waive pre-established goals, although the Committee has the discretion to reduce the amount otherwise payable for each performance goal.

In February 2010, the Committee increased the potential bonus payout from a target of 115% to 130% of base salary (230% to 260% at maximum payout) for the CEO. Under the Management Cash Bonus Plan, the maximum payout is capped at $2.9 million. The Committee believes that the increase in bonus potential brings the CEO’s incentive opportunity to a more competitive level aligned with the target annual incentive opportunity of the 65th percentile of the Company’s comparator groups, and emphasizes performance-based compensation versus providing a fixed base salary increase. The Committee recommended the changes to the independent members of the Board of Directors after a review of the incentive compensation practices of the companies in the Company’s comparator groups and upon consultation with the Committee’s compensation consultant.

For 2010, the amount of bonus paid to each named executive officer appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The table below shows bonus payouts for 2010 to the named executive officers as a percentage of target opportunity and as a percentage of base salary.

Name	Target as % of Base Salary	Actual % of Target Opportunity Paid	Actual % of Base Salary Paid
Mark D. Ketchum	130%	137.4%	178.6%
Juan R. Figuereo	75%	137.4%	103.1%
G. Penny McIntyre	75%	161.0%	120.8%
William A. Burke	75%	126.1%	94.6%
Jay D. Gould	75%	104.9%	78.7%

Differences in the relative performance against goals for the Groups account for the differing actual payout percentages shown for the Group Presidents. Additional information appears in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

In authorizing the payouts under the Management Cash Bonus Plan for 2010, the Committee noted that despite a continuing challenging economic environment, the Company delivered mid-single digit core sales growth, year-over-year gross margin improvement, strong double-digit normalized EPS growth and robust operating cash flow while continuing to advance the Company’s long-term growth strategies.

The Company believes that the cash bonuses it paid for 2010 to each named executive officer served the Company’s goals to:

•	motivate each of them to exceed Company performance goals, all of which were in fact exceeded except for those related to sales; and

•

allow the Company to retain their services because it provided each of them with the opportunity to receive a cash bonus at a competitive level based on the Company’s review of annual incentive and overall compensation paid by the companies in the Company’s comparator groups.

Long-Term Incentive Compensation

Long-term incentive awards granted under the LTIP motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the LTIP, the Committee sets an award value for each executive (the “LTIP Award Value”) based on competitive data as set forth below.

Median Salary for Similar Executive Position at Comparator Group	X	Median Percentage of Salary Awarded as LTIP Value to Similar Executive Position at Comparator Group	=	LTIP Award Value for Executive

The CEO’s recommendation to the Committee of the equity grants to the other executive officers may include an adjustment to the LTIP Award Value for an executive officer based upon the CEO’s evaluation of the executive officer’s performance. Similarly, when setting the CEO’s equity compensation, the independent members of the Board may adjust the CEO’s LTIP Award Value based upon the Board’s evaluation of the CEO’s performance. These adjustments are typically not significant.

In 2010, the Committee increased the LTIP Award Value back to 2008 levels (after having been reduced by 30% in 2009) primarily in order to better align the Company’s LTIP award structure with market practice as the prior year’s reduction in the LTIP Award Value was generally more significant than reductions at comparator group companies as well as companies in general.

The largest year-over-year percentage increase in executive compensation in 2010 occurred in the area of long-term incentive compensation. The primary drivers of the increase was the decision to return the LTIP Award Value to the 50th percentile of such compensation paid by the Company’s comparator groups, as well as an increase in long-term incentive compensation opportunity in the Company’s comparator groups. In making the 2010 LTIP award to Mr. Ketchum, the Board also considered the following items:

•	The Company’s total shareholder return for 2009 was 58.1%, more than twice that of the S&P 500 Index and Dow Jones Consumer Goods Index over the same period;

•	His overall responsibility for navigating the Company through the global economic decline of 2008 and 2009;

•	Managing the Company’s liquidity position through a period of unprecedented uncertainty in credit markets; and

•

Simultaneously progressing on the Company’s initiative to transform from a manufacturer of products to a consumer-centric marketer of Brands that Matter with reduced exposure to commoditized product categories.

The LTIP Award Values for each of the named executive officers receiving LTIP awards in 2010 were as follows: Mr. Ketchum $5,000,000; Mr. Figuereo $870,038; Ms. McIntyre $870,038; Mr. Burke $934,958; and Mr. Gould $989,087. Thirty percent of the LTIP Award Value was provided in non-qualified stock options, 30% was provided in time-based RSUs, and 40% was provided in performance-based RSUs. The mix of the awards was driven by a desire to manage the Company’s equity plan burn rate and reflects the Committee’s intent to have a significant percentage of long-term incentive awards (i.e., 40% related to performance-based RSUs) tied directly to total shareholder return.

Under the LTIP, the number of shares of common stock subject to stock options granted to each participant is determined by dividing 30% of the participant’s LTIP Award Value by the value of the stock option, determined by using a Black-Scholes valuation methodology applicable to all LTIP participants as a group consistent with the Company’s practices for valuing stock options pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718. However, the resulting charge recognized by the Company for options awarded to participants that have sufficient age and service to quality for retirement under the Company’s retirement guidelines (e.g. Mr. Ketchum) is higher. The stock options vest on the third anniversary of the date of grant. The Company currently grants only non-qualified stock options, based on its view that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to executives of incentive stock options.

The number of time-based RSUs granted to each participant is determined by dividing 30% of the participant’s LTIP Award Value by an amount equal to the fair market value of the common stock on the date of grant. These RSUs vest on the third anniversary of the date of grant. At the end of the vesting period, a participant will receive one share of common stock for each RSU that has vested. Upon the payment of any dividend on the Company’s common stock, the holder of an unvested time-based RSU will receive cash equal in value to such dividend, a dividend equivalent, at such time as the dividend is paid to holders of common stock.

The number of performance-based RSUs granted to each participant is determined by dividing 40% of the participant’s LTIP Award Value by an amount equal to the fair market value of the common stock on the date of grant. These RSUs vest on the third anniversary of the date of grant, subject to attainment of a performance goal based on the Company’s total shareholder return relative to the total shareholder return of the custom comparator group companies over a three-year period. The holder of a performance-based RSU will not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be credited to an account for the holder, and will be paid only to the extent that the applicable performance criteria are met and the performance-based RSUs vest. At the end of the vesting period, the number of RSUs and related dividend equivalents, and thus the number of shares of common stock actually issued to the participant, will be adjusted depending on the level of achievement of the total shareholder return performance goal, up to a maximum of 200% of the initial number of performance-based RSUs granted and a minimum of 0% of the initial number of performance-based RSUs granted.

Relative total shareholder return and number of performance-based RSUs earned is determined based on the Company’s ranking versus the custom comparator group companies as shown in the table below:

TSR Ranking	Multiplier*
1st	200%
6th	150%
11th	100%
16th	50%
Below 20th	0%

*	Interpolation is used if the Company’s ranking falls between the upper and lower comparator group TSR ranking.

Based on the above criteria, the named executive officers identified below received the following grants in February 2010 under the LTIP:

Name	Stock Options	Time-Based RSUs	Performance-Based RSUs
Mr. Ketchum	306,950	107,500	142,500
Mr. Figuereo	52,100	18,920	25,080
Ms. McIntyre	52,100	18,920	25,080
Mr. Burke	54,100	20,640	27,360
Mr. Gould	56,650	21,930	29,070

In addition to the stock options and RSUs awarded pursuant to the LTIP, in connection with their 2009 offers of employment, Mr. Figuereo and Ms. McIntyre each received an additional 10,000 time-based RSUs and Ms. McIntyre received an additional 8,700 stock options in February 2010 subject to the same terms and conditions as those awarded under the LTIP.

The Committee believes that the long-term incentive compensation awards it made in 2010 to each named executive officer served the Company’s goals to:

•	motivate each of them to exceed Company performance goals;

•

in the case of stock options, reward each named executive officer’s individual performance and contribution to the Company’s overall performance and incentive efforts that facilitate longer-term stock price appreciation; and

•

allow the Company to retain their services because it provides each of them with the opportunity to receive a stock award at a competitive level based on the Company’s review of long-term and incentive and overall compensation paid by the companies in the Company’s comparator groups.

The long-term incentive compensation awards also link the financial interests of the named executive officers and stockholders because:

•	stock options become exercisable over time, and thus require a long-term commitment by executives to realize value upon exercising the stock options;

•

time-based RSUs, which typically vest after three years, require a long-term commitment by executives to realize their value, which in turn depends on the stock price at the time of vesting and exposes the executive to increases and decreases in stock price for three years; and

•

performance-based RSUs vest after three years and are subject to a performance goal based on the Company’s total shareholder return relative to the total shareholder return of the custom comparator group companies, which incentivizes executives to focus on creating shareholder value.

The named executive officers below received the following grants in February 2011 under the LTIP:

Name	Stock Options	Time-Based RSUs	Performance-Based RSUs
Mr. Figuereo	38,571	15,091	20,122
Ms. McIntyre	38,571	15,091	20,122
Mr. Burke	36,429	14,253	19,004
Mr. Gould	38,571	15,091	20,122

Mr. Ketchum did not receive an LTIP award in February 2011 as he had previously announced his intention to retire as President and CEO during 2011.

Grant Policies and Practices

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board of Directors or the Committee in February of each year. On occasion, the Company makes additional grants to named executive officers, typically in connection with their hiring or promotion or for retention purposes. The Company’s policy is that all stock option and other awards will be made only at quarterly meetings of the Committee or the Board of Directors, which closely follow the release of the Company’s quarterly or annual financial results.

Incentive Compensation Recoupment Policy

Subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results. All executive officers have agreed to the terms of this policy.

Stock Ownership Guidelines

During 2010, the Committee recommended that the Company amend the existing Stock Ownership Guidelines to further increase executive and director alignment with the interests of stockholders. Under the guidelines, as amended, executives and Outside Directors now are expected to maintain ownership of Company stock equal to the following applicable market value:

CEO	5 times annual salary (increased from 3 times)
CFO and Group Presidents	3 times annual salary (increased from 2 times)
Other Direct Reports to the CEO	2 times annual salary
Outside Directors	3 times annual base retainer (increased from 2 times)

All shares held directly or beneficially, including shares of restricted stock, time-based RSUs, and shares held under the Company’s 401(k) Savings and Retirement Plan, count toward attainment of these targets. Unexercised stock options and unvested performance-based RSUs are not counted. Until their applicable threshold is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs.

Retirement Compensation

The Company provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits for named executive officers are provided using the Company’s Supplemental Executive Retirement Plan (“SERP”) and/or 2008 Deferred Compensation Plan, depending upon the executive’s employment date and participation date in these plans.

If the executive was a participant in the SERP before January 1, 2007 (namely, Messrs. Ketchum, Burke and Gould), the executive participates in both the SERP and 2008 Deferred Compensation Plan. Under the 2008 Deferred Compensation Plan, the executive is credited with annual contribution amounts under his or her SERP Cash Account equal to 3% to 6% of annual compensation, depending on age and years of service. Under the SERP, the executive accrues an annual benefit at age 65 equal to a target percentage of his or her average annual compensation, reduced pro rata if credited service is less than 25 years, and is offset by benefits under the Company’s Pension Plan, Social Security and SERP Cash Account.

If the executive was not a participant in the SERP before January 1, 2007 (namely, Mr. Figuereo and Ms. McIntyre), the executive participates only in the 2008 Deferred Compensation Plan. Under the 2008 Deferred Compensation Plan, the executive is credited with annual contribution amounts under his or her SERP Cash Account equal to (1) 3% to 6% of annual compensation over certain limits, depending on age and years of service and (2) 10% of annual compensation. The supplemental 10% contribution is provided in consideration for the executive not participating in the SERP.

Regarding vesting, each named executive officer must satisfy extended vesting requirements before becoming entitled to the retirement benefits. These extended vesting periods encourage executives to remain with the Company until retirement, with certain limited exceptions for early retirement at age 55.

A more detailed discussion of the retirement benefits under the SERP and 2008 Deferred Compensation Plan appears under “Executive Compensation—Retirement Plans,” below.

Other Compensation

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion. Those benefits include:

•	personal use of a leased automobile worth up to $80,000 in the case of the CEO, or $60,000 in the case of each of the other named executive officers;

•	personal use of Company aircraft by the CEO;

•	limited personal use of Company aircraft by executive officers other than the CEO in exceptional circumstances;

•	tax planning and tax return preparation services;

•	Company contributions to the 401(k) Savings and Retirement Plan, including Company contributions that match employee deferrals as well as retirement savings contributions;

•	payment of life and long-term disability insurance premiums;

•	annual health examinations encouraged by the Company; and

•

assistance upon a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, a bonus for an early sale of the executive’s home, and tax assistance on certain taxable reimbursed expenses.

While the Company maintains corporate aircraft primarily for business travel, the Committee believes that it is often in the best interests of the Company from a productivity, safety and security concern that the CEO be permitted to use the aircraft for personal travel. At the time the Board appointed Mr. Ketchum as CEO in early 2006, Mr. Ketchum was retired. In order to facilitate Mr. Ketchum’s transition from retirement to CEO, he was permitted to use the corporate aircraft for the purpose of commuting to his primary home. The Committee intends to limit personal use of corporate aircraft for future CEOs. Other named executive officers may use the corporate aircraft for personal travel only in exceptional circumstances.

Retirement Guidelines

The Company has established retirement guidelines which provide for accelerated vesting and retention of the awards granted under the 2003 Stock Plan and 2010 Stock Plan and benefits provided under the Management Cash Bonus Plan, SERP and 2008 Deferred Compensation Plan. Under the Company’s retirement guidelines, an executive will become vested and retain option awards due to retirement if the executive is at least 55 with five years of service, is not terminated for cause, enters into certain restrictive covenants with the Company and has a sufficient number of “points,” as determined under the guidelines. In general, the guidelines assign points to a retired executive based on the sum of the executive’s age and completed years of service. Different levels of vesting or other special provisions may be dependent upon the number of points assigned to the retired executive. The guidelines were established primarily in order to encourage uniform treatment of outstanding equity awards in the event of retirement. The guidelines were developed to reflect market practice and to reward long-term service to the Company. A more detailed discussion of the accelerated vesting and other benefits available under the retirement guidelines appears in the discussion of each plan under “Executive Compensation—Retirement Plans” and “Potential Payments Upon Termination or Change in Control of the Company,” below. Other than Mr. Ketchum, who has announced that he intends to retire during 2011, none of the named executive officers would currently qualify for accelerated vesting and other benefits under the retirement guidelines.

The Company revised the retirement guidelines for RSUs granted on or after January 1, 2010 in order to facilitate compliance with Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Accordingly, the guidelines were revised to provide that performance-based RSUs will vest upon retirement only if the applicable performance goals for the award are met. In addition, the revised guidelines provide a more favorable proration calculation for those executives who are at least age 65 or who have at least 75 points.

Deductibility of Compensation

Section 162(m) limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Annual salary does not qualify as performance-based compensation under Section 162(m) due to its nature. Amounts paid under the Management Cash Bonus Plan, stock options and equity awards subject to company performance criteria generally qualify as fully deductible performance-based compensation. Any equity awards (other than options) not based on company performance criteria are not likely to be fully deductible by the Company when the restrictions lapse and the shares are taxed as income to an executive officer while he or she is subject to Section 162(m). However, the Committee believes that most of the compensation paid to the named executive officers for 2010 will be deductible for federal income tax purposes.

The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m), since the Committee desires to maintain the flexibility to structure compensation programs that attract and retain the best possible executive talent and meet the objectives of the Company’s executive compensation program.

Employment Agreements

The Company does not have employment agreements with its executive officers. In connection with hiring an executive officer, the Company does make written compensation offers and arrangements. It also has Employment Security Agreements, described below, with its executive officers, which apply only if there is a termination of employment following a change in control of the Company. Executive officers may also receive post-employment benefits under the severance plans described below, with the exact amount dependent on the Company’s discretion. The Committee believes that the absence of employment agreements gives the Company more flexibility to make changes that it concludes are appropriate.

Employment Security Agreements

The Company has Employment Security Agreements (“ESAs”) with its executives, including the named executive officers and certain key employees. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of the Company. In August 2009, the Committee determined that it would no longer include tax gross up provisions in ESAs for new hires. As a result, Mr. Figuereo’s ESA entered into in connection with his hiring as the Company’s Executive

Vice President, Chief Financial Officer in December 2009 did not include a tax gross up provision. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Employment Security Agreements” below for a discussion of the terms of the ESAs.

The Company believes that the protections afforded by the ESAs are a valuable incentive for attracting and retaining top managers. It believes that the ESAs are particularly important because the Company does not have employment agreements or long-term employment arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the ESAs could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs represent fair and appropriate consideration for the agreement of the executives to the restrictive covenants in the ESA that prohibit them from competing with the Company and from soliciting Company employees for 24 months following a termination of employment. The benefits provided under the ESAs were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s comparator groups. The Committee, with the assistance of its independent compensation consultant, continues to monitor best practices with respect to ESAs. The decision to exclude tax gross up provisions in newly executed ESAs was in response to increasing concern among stockholders about such provisions. Rather, under newly executed ESAs, payments and benefits payable to an executive will be reduced to the extent necessary so that no excise tax will be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

Severance Plans

The Company maintains two severance plans that provide benefits to non-union employees who are involuntarily terminated. The Supplemental Unemployment Pay Plan (“Supplemental Plan”) is designed so that its monetary severance benefit is not subject to FICA tax. The Excess Severance Pay Plan (“Excess Plan”) provides severance benefits that do not qualify for the exemption from FICA tax.

The Supplemental Plan supplements state unemployment benefits with respect to those employees whose employment is generally terminated involuntarily without cause. If an employee is eligible, the amount of the benefit provided under the Supplemental Plan is determined by the number of years of service the employee has provided to the Company with one week of pay for each year of service (up to a maximum of 25 weeks). The amount of the severance benefit provided under the Supplemental Plan is reduced by an estimate of amounts to which an employee may be entitled under any federal, state or local unemployment pay program. The Excess Plan provides severance benefits and a Company-subsidized medical benefit for certain non-union employees whose employment is involuntarily terminated. The Company in its sole discretion determines eligibility for Excess Plan benefits, as well as the amount and duration of those benefits.

The named executive officers may become entitled to severance benefits under the Excess Plan and/or the Supplemental Plan. The Company considers the executive’s position in the Company in addition to length of service in determining the amount and duration of the severance benefit. The Company believes that appropriate severance benefits are essential to attracting and retaining talented executives.

Custom Comparator Group.

The following 22 companies were in the Company’s custom comparator group for 2010:

3M Company	Fortune Brands, Inc.
Avery Dennison Corporation	Group Seb
The Bic Group	Illinois Tool Works Inc.
Campbell Soup Co.	Jarden Corp.
Church & Dwight Inc.	Kimberly-Clark Corporation
The Clorox Company	Masco Corporation
Colgate-Palmolive Company	Mattel, Inc.
Cooper Industries, Ltd.	Sara Lee Corp.
Danaher Corporation	Stanley Black & Decker Inc.
Dorel Industries Inc.	Tupperware Brands Corporation
Ecolab Inc.
Energizer Holdings, Inc.

Multiple Industry Index Comparator Group.

The following 133 companies were in the Company’s multiple industry index comparator group for 2010:

Advance Auto Parts, Inc.

AECOM Technology Corporation

Air Products and Chemicals, Inc.

Alaska Airlines

Alcon Laboratories, Inc

Allegheny Technologies

Allergan, Inc.

Alliant Techsystems Inc.

Amway

Anixter International Inc.

Apollo Group

ArvinMeritor, Inc.

Automatic Data Processing, Inc.

Avery Dennison Corporation

Avis Budget Group, Inc.

Avon Products, Inc.

Ball Corporation

BorgWarner Inc.

The Brink’s Company

Cameron International Corporation

Campbell Soup Co.

Chicago Bridge and Iron Company

Chiquita Brands International, Inc.

The Clorox Company

Con-way, Inc.

Constellation Brands, Inc.

Cooper Industries, Ltd.

Corn Products International Inc.

Covidien

CSX Corporation

Cummins, Inc.

Danaher Corporation

Dean Foods Company

Fiserv, Inc.

Flowserve Corporation

Fortune Brands, Inc.

Foster Wheeler Corporation Gannett Co., Inc.

Goodrich Corporation

Graphic Packaging Corporation

H&R Block, Inc.

H.J. Heinz Company

Hallmark Cards, Inc.

Hanesbrands, Inc.

Harley-Davidson Motor
Company, Inc.

Hasbro, Inc.

Henkel of America, Inc.

The Hershey Company

Hexion Specialty Chemicals, Inc. Hormel Foods Corporation

Hyatt Hotels Corporation

Insight Enterprises, Inc.

Interpublic Group of Companies, Inc.

ITT Corporation

Jarden Corp.

Joy Global Inc.

Kohler Company

L’Oreal USA, Inc.

Land O Lakes, Inc.

Leggett & Platt Inc.

Levi Strauss & Co.

Lorillard Tobacco Company Marriott International, Inc.

Masco Corporation

Oshkosh Truck Corporation

Owens Corning

Owens-Illinois, Inc.

PACCAR Inc.

Pactiv Corporation

Pitney Bowes, Inc.

Praxair, Inc.
R.R. Donnelly & Sons Company

Reynolds American Inc.

Robert Bosch Corporation
Rockwell Automation, Inc.
Royal Caribbean Cruises Ltd.
Ryder System, Inc.

S.C. Johnson & Son, Inc.

SAIC, Inc.

Schneider Electric USA
Schreiber Foods Inc.

The Scotts Miracle-Gro
Company

Sealed Air Corporation

The ServiceMaster Company

The Sherwin-Williams Company

J.M. Smucker Co.

Sonoco Products Company

Starwood Hotels & Resorts
Worldwide, Inc.

Synnex Corporation

Temple-Inland Inc.

Terex Corporation

Textron Inc.

The Timken Company

TRW Automotive Inc.

Tyco Electronics Corporation

Del Monte Foods Company

Diageo North America, Inc.

Diversey, Inc.

Dole Food Company, Inc.

Eastman Chemical Company

Eastman Kodak Company

Eaton Corporation

Ecolab Inc.

Energizer Holdings, Inc.

Expeditors International

Federal-Mogul Corporation

Mattel, Inc.

McCormick & Company, Inc.

McGraw-Hill Companies MeadWestvaco Corporation

Mohawk Industries

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2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Mark D. Ketchum,	2010	$1,300,000	—	$3,410,000	$1,666,739	$2,322,060	$2,575,154	$630,648	$11,904,601
President and Chief Executive Officer	2009	$1,300,000	—	$2,738,400	$669,060	$2,362,100	$992,799	$354,180	$8,416,539
	2008	$1,291,667	—	$1,029,601	$2,388,202	—	$1,357,675	$538,277	$6,605,422

Juan R. Figuereo,	2010	$520,000	—	$738,560	$252,164	$535,860	—	$204,881	$2,251,465
Executive Vice President, Chief Financial Officer	2009	$35,666	$150,000	$224,100	$266,500	—	—	$3,567	$679,833

G. Penny McIntyre,	2010	$486,667	—	$738,560	$294,272	$587,699	—	$184,091	$2,291,289
President, Office Products	2009	$245,481	$50,000	$531,000	$366,000	$573,750	—	$39,389	$1,805,620

William A. Burke,	2010	$538,750	—	$654,720	$261,844	$509,550	$199,632	$99,332	$2,263,828
President, Tools, Hardware & Commercial Products	2009	$515,625	—	$447,180	$114,750	$493,866	$112,845	$66,158	$1,750,424
	2008	$450,000	—	$615,993	$402,000	—	$105,987	$86,864	$1,660,844

Jay D. Gould,	2010	$547,917	—	$695,640	$274,186	$431,101	—	$87,800	$2,036,644
President, Home & Family	2009	$515,625	—	$447,180	$114,750	$568,889	—	$79,177	$1,725,621

(1)	Stock Awards. This column shows the grant date fair value of awards of restricted stock and time-based and performance-based RSUs granted to the executive officers in the years indicated computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The 2010 and 2009 grants consist of both time-based and performance-based RSUs. The 2008 grants are primarily restricted stock. In February 2010, performance-based RSUs were awarded in the following amounts: Mr. Ketchum, 142,500 RSUs; Mr. Figuereo, 25,080 RSUs; Ms. McIntyre, 25,080 RSUs; Mr. Burke, 27,360 RSUs; and Mr. Gould, 29,070 RSUs. The grant date fair values of these performance–based RSU awards are based on the probability of outcomes possible under the RSUs and the shares the recipient would receive under each of the outcomes. Because the likelihood of and payouts associated with achieving a total shareholder return greater than the companies in the custom comparator group over the three-year period are generally offset by the likelihood of and payouts associated with achieving a total shareholder return less than the companies in the custom comparator group, the grant date fair values of these performance-based RSUs approximate the value of the Company’s common stock on the grant date. The values of the 2010 performance-based RSUs on the grant date assuming that the performance condition will be achieved at the maximum level are $3,887,400, $684,182, $684,182, $746,381 and $793,030, respectively. See the Stock-Based Compensation Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. Details regarding 2010 stock awards can be found in the table “2010 Grants of Plan-Based Awards.” Details regarding the 2010, 2009 and 2008 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards At 2010 Fiscal Year End.”

(2)	Option Awards. The amounts in this column represent the grant date fair value of awards of stock options made to the named executive officers in the years indicated computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See the Stock-Based Compensation Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for an explanation of the assumptions made by the Company in the valuation of these awards. Details regarding 2010 stock option awards can be found in the table “2010 Grants of Plan-Based Awards.” Details regarding 2010, 2009, and 2008 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards At 2010 Fiscal Year End.”

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column for 2010 and 2009 represent the annual net increase (but not less than zero) in the present value of accumulated benefits under the SERP and the Pension Plan for the years ended December 31, 2010 and December 31, 2009, respectively (the measurement dates for reporting purposes of these plans in the Company’s 2010 Form 10-K). For 2008, the foregoing annual net increase for these plans was determined on an annualized basis from September 30, 2007 to December 31, 2008 (the measurement date used for these plans in the Company’s 2008 Form 10-K). No named executive officer participated in a plan with above-market earnings. For Messrs. Ketchum, Figuereo and Gould and Ms. McIntyre (none of whom participate in the Pension Plan), this column reflects amounts only from the SERP. Mr. Burke participates in both the Pension Plan and the SERP. Mr. Figuereo and Ms. McIntyre do not participate in the Pension Plan or the SERP (although they do participate in the SERP Cash Account). The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to Footnote (2) to the 2010 Pension Benefits table for additional information regarding the assumptions used to calculate the amounts in this column for 2010.

Salary.    The “Salary” column of the Summary Compensation Table shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally effective as of February of that year.

Bonus.    The “Bonus” column of the Summary Compensation Table shows one time, lump sum payments to Mr. Figuereo and Ms. McIntyre in connection with each executive’s hiring in 2009.

Stock Awards.    The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the grant date fair value of awards of restricted stock and RSUs for each named executive officer.

Option Awards.    The amounts in the “Option Awards” column of the Summary Compensation Table consist of the grant date fair value of the awards of stock options for each named executive officer.

Non-Equity Incentive Plan Compensation.    The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded under the Management Cash Bonus Plan to each named executive officer. The Company pays all of these amounts, if any, in the month of February following the year in which they are earned. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis – Annual Incentive Compensation” and below in the footnotes to the 2010 Grants of Plan-Based Awards table.

All Other Compensation.    The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer in 2010.

Name	Personal Use of Aircraft (1)	Other Perquisites and Personal Benefits (2)	401(k) Savings and Retirement Plan (3)	SERP Cash Account Credit (4)	Insurance Premiums (5)	Total
Mark D. Ketchum	$371,314	$19,264	$12,250	$218,400	$9,420	$630,648
Juan R. Figuereo	—	$119,449	$16,733	$65,750	$2,949	$204,881
G. Penny McIntyre	—	$17,939	$17,150	$146,813	$2,189	$184,091
William A. Burke	—	$15,584	$19,600	$58,030	$6,118	$99,332
Jay D. Gould	—	$13,995	$9,800	$58,488	$5,517	$87,800

(1)	Personal Use of Aircraft. This column shows the estimated incremental cost to the Company in 2010 of providing personal use of Company-owned aircraft to Mr. Ketchum. The estimated cost of aircraft usage by the named executive officers is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The hourly cost is calculated at the beginning of each year by dividing total budgeted variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering, by estimated flight hours for the year.

(2)	Other Perquisites and Personal Benefits. The amounts in this column consist of (a) the incremental cost to the Company of providing personal use of a leased Company automobile to each named executive officer; (b) all amounts paid by the Company to or on behalf of Messrs. Ketchum, Figuereo and Burke in respect of tax planning and return preparation services; (c) all amounts paid by the Company for physical examinations of Messrs. Figuereo and Burke and Ms. McIntyre which are permitted pursuant to Company policy; and (d) reimbursement of moving expenses for Mr. Figuereo in the amount of $91,283 and a moving allowance of $10,000.

(3)	401(k) Savings and Retirement Plan. This column shows the amount of all Company matching and retirement contributions made for 2010 under the Company’s 401(k) Savings and Retirement Plan on behalf of each named executive officer.

(4)	SERP Cash Account Credit. Each of the named executive officers is eligible to participate in the 2008 Deferred Compensation Plan, including the SERP Cash Account feature. This column shows the employer contribution for 2010 (exclusive of employee deferrals) which was credited to each named executive officer’s SERP Cash Account in 2011, as described below under “2008 Deferred Compensation Plan.”

(5)	Insurance Premiums. This column shows all amounts paid by the Company on behalf of each named executive officer in 2010 for (a) life insurance premiums: Mr. Ketchum, $2,783; Mr. Figuereo, $1,674; Ms. McIntyre, $956; Mr. Burke, $1,030; and Mr. Gould, $1,089; and (b) long-term disability insurance premiums: Mr. Ketchum, $6,637; Mr. Figuereo, $1,275; Ms. McIntyre, $1,233; Mr. Burke, $5,088; and Mr. Gould, $4,428.

Compensation Arrangement with CEO

On February 13, 2006, with the approval of the independent members of its Board of Directors, the Company entered into a written compensation arrangement with Mr. Ketchum in connection with his appointment as the Company’s President and CEO. The terms of this arrangement included the opportunity to participate in the Company’s plans made available to executives generally, as well as participation in the SERP and SERP Cash Account. Mr. Ketchum is entitled to receive three years of credited service under the SERP and SERP Cash Account for each year of his first five years of completed service, and then one year of credited service for each year of completed service thereafter. The foregoing additional years of service applies for both vesting and benefit amount purposes for the SERP and solely for vesting purposes for the SERP Cash Account, but did not take effect for vesting purposes under either plan until he had completed five years of actual service. Mr. Ketchum currently has more than five years of actual service. See the table and related description below under the captions “Retirement Plans—SERP” and “Retirement Plans— 2008 Deferred Compensation Plan.”

In the 2010 Summary Compensation Table, the reported amount of $2,575,154 for Mr. Ketchum in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column for 2010 is attributable entirely to his SERP benefit, which increased $1,582,355 over the amount in 2009. This increase was the result of the following variables relating to his SERP benefit which were not reflective of the Company’s 2010 compensation decisions for Mr. Ketchum: (i) a reduction of 50 basis points in the discount rate used to calculate the lump sum present value of his SERP benefit (i.e., from 5.75% in 2009 to 5.25% in 2010), which correspondingly increased the reported amount; (ii) the application of additional years of credited service to calculate his SERP benefit, as discussed above; and (iii) an increase in the average compensation used to calculate his SERP benefit for 2010, which was due to his 2009 bonus of $2,362,100 paid in 2010 under the Management Cash Bonus Plan for meeting 2009 performance targets (in contrast to the lower average compensation used for 2009 due to the absence of a 2008 bonus). Mr. Ketchum received years of credited service under the SERP pursuant to his 2006 compensation arrangement above for purposes of providing him with a meaningful retirement benefit under the SERP due to his age as of his initial employment with the Company. No other current executive officer receives such additional service credit, and no new executive participates in the SERP.

2010 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(6)	All Other Option Awards: Number Of Securities Underlying Options (#)(7)	Exercise Or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (8)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Mark D. Ketchum	2/10/2010								306,950	$13.64	$1,666,739
	2/10/2010				—	142,500	285,000				$1,943,700
	2/10/2010							107,500			$1,466,300
	2/10/2010	—	$1,690,000	$2,900,000

Juan R. Figuereo	2/9/2010							10,000			$138,400
	2/10/2010							18,920			$258,069
	2/10/2010				—	25,080	50,160				$342,091
	2/10/2010								52,100	$13.64	$252,164
	2/10/2010	—	$390,000	$780,000

G. Penny McIntyre	2/9/2010							10,000			$138,400
	2/10/2010							18,920			$258,069
	2/10/2010				—	25,080	50,160				$342,091
	2/10/2010								60,800	$13.64	$294,272
	2/10/2010	—	$365,000	$730,000

William A.Burke	2/10/2010				—	27,360	54,720				$373,190
	2/10/2010							20,640			$281,530
	2/10/2010								54,100	$13.64	$261,844
	2/10/2010	—	$404,063	$808,125

Jay D. Gould	2/10/2010				—	29,070	58,140				$396,515
	2/10/2010							21,930			$299,125
	2/10/2010								56,650	$13.64	$274,186
	2/10/2010	—	$410,938	$821,875

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Potential payouts under the Management Cash Bonus Plan were based on performance in 2010. Thus, the information in the “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in February 2010.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. This column shows the number of performance-based RSUs granted in 2010 under the LTIP. The target number of shares shown in the table reflects the number of shares that will be awarded if the three-year total shareholder return performance metric is met at target level. Actual shares, if any, will be awarded in February 2013 and may range from 0 to 200% of the target. For additional information on performance-based RSUs see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Threshold. Pursuant to the Management Cash Bonus Plan performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, no payment is to be made under the Management Cash Bonus Plan until a minimum performance level for a performance goal is exceeded, and performance above such level will result in a payment ranging from $1 to the maximum bonus amount related to such goal, depending upon the level at which the goal was attained. For an explanation of the payouts made under the Management Cash Bonus Plan with respect to 2010 performance see “Compensation Discussion and Analysis—Annual Incentive Compensation.”

(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target. Pursuant to the Management Cash Bonus Plan, for Mr. Ketchum, the amount shown in this column represents 130% of his salary for 2010, and for each other named executive officer, the amount shown in this column represents 75% of his or her salary for 2010.

(5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum. Pursuant to the Management Cash Bonus Plan, for Mr. Ketchum, the amount shown in this column represents 260% of his salary for 2010 subject to a cap of $2,900,000, and for each other named executive officer, the amount shown in this column represents 150% of his or her salary for 2010.

(6)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based RSUs awarded to the named executive officers in 2010. For additional information on these awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation.”

(7)	All Other Option Awards: Number of Securities Underlying Options. This column shows the number of shares that may be issued to the named executive officer on exercise of stock options granted in 2010.

(8)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value of awards of restricted stock units and stock options granted to the named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Footnote 15, Stock-Based Compensation, to the Consolidated Financial Statements included in the Company’s 2010 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards (1)				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mark D. Ketchum(5)	10,000	0	$22.38	2/10/2015	335,651	$6,102,135	326,500	$5,935,770
	4,000	0	$21.68	5/11/2015
	75,000	0	$22.81	11/9/2015
	160,000	40,000	$23.62	2/13/2016
	240,000	160,000	$30.37	2/6/2017
	237,632	356,448	$23.32	2/13/2018
	0	413,000	$7.71	2/11/2019
	0	59,000	$5.65	2/27/2019
	0	306,950	$13.64	2/10/2020
Juan R. Figuereo(6)	0	50,000	$14.94	12/7/2019	43,920	$798,466	25,080	$455,954
	0	52,100	$13.64	2/10/2020
G. Penny McIntyre(7)	0	100,000	$10.62	6/15/2019	53,920	$980,266	25,080	$455,954
	0	60,800	$13.64	2/10/2020
William A. Burke(8)	36,600	0	$31.66	12/4/2012	75,418	$1,371,099	56,360	$1,024,625
	15,000	0	$29.34	5/8/2013
	30,000	0	$22.98	5/13/2014
	20,000	0	$22.38	2/10/2015
	20,000	5,000	$23.99	2/8/2016
	12,000	8,000	$30.37	2/6/2017
	40,000	60,000	$23.32	2/13/2018
	0	76,500	$7.71	2/11/2019
	0	54,100	$13.64	2/10/2020
Jay D. Gould(9)	16,000	4,000	$25.61	6/15/2016	76,708	$1,394,551	58,070	$1,055,713
	6,000	4,000	$30.37	2/6/2017
	40,000	60,000	$23.32	2/13/2018
	0	76,500	$7.71	2/11/2019
	0	56,650	$13.64	2/10/2020

(1)	Option Awards. Each option granted in 2009 and 2010 is subject to a three-year cliff vesting period and has a ten-year term. Options granted prior to 2009 become exercisable in annual cumulative installments of 20% commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant and have a ten-year term. Thus, the vesting date for each option award in this table can be calculated accordingly. Vesting may be accelerated and earlier exercise permitted as a result of death, disability, retirement or certain changes in control of the Company. All options were granted at market value on the date of grant, based on the closing market price of the common stock for such date as reported in The Wall Street Journal.

(2)	Number of Shares or Units of Stock That Have Not Vested. Represents all restricted stock and time-based RSU awards held by the named executive officer as of December 31, 2010. Except as described below, all restricted stock and time-based RSU awards awarded to the named executive officers vest on the third anniversary of the date of grant.

(3)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the value of the number of shares of common stock covered by the restricted stock and time-based RSU awards valued using $18.18 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2010).

(4)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. Represents the value of the number of shares of common stock covered by the performance-based RSU awards using $18.18 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2010). The value provided assumes the performance based RSU awards payout at target.

(5)	Vesting Dates—Ketchum. The vesting date of the restricted stock award is February 13, 2011 (44,151 shares). The vesting dates of the time-based RSU awards are February 11, 2012 (160,000 RSUs), February 27, 2012 (24,000 RSUs) and February 10, 2013 (107,500 RSUs). The vesting dates of the performance-based RSU awards are February 11, 2012 (160,000 RSUs), February 27, 2012 (24,000 RSUs) and February 10, 2013 (142,500 RSUs).

(6)	Vesting Dates—Figuereo. The vesting dates of the time-based RSU awards are December 7, 2012 (15,000 RSUs), February 9, 2013 (10,000 RSUs) and February 10, 2013 (18,920 RSUs). The vesting date of the performance-based RSU award is February 10, 2013 (25,080 RSUs).

(7)	Vesting Dates—McIntyre. The vesting dates of the time-based RSU awards are June 15, 2011 (25,000 RSUs), February 9, 2013 (10,000 RSUs) and February 10, 2013 (18,920 RSUs). The vesting date of the performance-based RSU award is February 10, 2013 (25,080 RSUs).

(8)	Vesting Dates—Burke. The vesting date of the restricted stock award is February 13, 2011 (18,278 shares). The vesting dates of the time-based RSU awards are December 12, 2011 (7,500 RSUs), February 11, 2012 (29,000 RSUs), and February 10, 2013 (20,640 RSUs). The vesting dates of the performance-based awards are February 11, 2012 (29,000 RSUs) and February 10, 2013 (27,360 RSUs).

(9)	Vesting Dates—Gould. The vesting date of the restricted stock award is February 13, 2011 (18,278 shares). The vesting dates of the time-based RSU awards are December 12, 2011 (7,500 RSUs), February 11, 2012 (29,000 RSUs) and February 10, 2013 (21,930 RSUs). The vesting dates of the performance-based RSU awards are February 11, 2012 (29,000 RSUs) and February 10, 2013 (29,070 RSUs).

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Mark D. Ketchum	—	—	64,248	$872,488	(1)
Juan R. Figuereo	—	—	—	—
G. Penny McIntyre	—	—	25,000	$424,000	(2)
William A. Burke	—	—	17,405	$265,835	(3)
Jay D. Gould	—	—	16,870	$258,570	(4)

(1)	Value Realized on Vesting—Ketchum. Represents the number of shares of restricted stock awards which vested on February 8, 2010, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for February 8, 2010 ($13.58).

(2)	Value Realized on Vesting—McIntyre. Represents the number of shares of restricted stock units which vested on June 15, 2010, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for June 15, 2010 ($16.96).

(3)	Value Realized on Vesting—Burke. Represents 9,905 restricted stock awards which vested on February 8, 2010, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for February 8, 2010 ($13.58) and 7,500 restricted stock units which vested on December 13, 2010, using the closing market price of the Company’s stock as reported in The Wall Street Journal for December 13, 2010 ($17.51).

(4)	Value Realized on Vesting—Gould. Represents 9,370 restricted stock awards which vested on February 8, 2010, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for February 8, 2010 ($13.58) and 7,500 restricted stock units which vested on December 13, 2010, using the closing market price of the Company’s stock as reported in The Wall Street Journal for December 13, 2010 ($17.51).

Retirement Plans

The Company provides its eligible executives with retirement benefits using a combination of the Company’s Pension Plan, 401(k) Savings and Retirement Plan, Supplemental Executive Retirement Plan (“SERP”) and 2008 Deferred Compensation Plan.

2010 Pension Benefits

The Company provides defined benefit compensation under the SERP and Pension Plan for those named executive officers who participate in one or both of such plans (namely, Messrs. Ketchum, Burke and Gould). This table shows (1) the years of credited service for benefit purposes currently credited to each named executive officer under the SERP and Pension Plan as of December 31, 2010 and (2) the current present value of the accumulated benefits payable under the SERP and Pension Plan to each named executive officer as of December 31, 2010 (if commencing at age 65).

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mark D. Ketchum	SERP	15 years, 2.5 months	$7,037,078	—
William A. Burke	SERP	8 years, 1 month	$430,356	—
	Pension Plan	2 years, 1 month	$41,331
Jay D. Gould	SERP	4 years, 7 months	—	—

(1)	Years of Credited Service. The years of credited service for benefit purposes shown in this column for the SERP are calculated as of December 31, 2010, the measurement date used for reporting purposes in the Company’s 2010 Form 10-K. The years of credited service for benefit purposes for the Pension Plan are through December 31, 2004, the effective date for which the Pension Plan discontinued future benefit accruals. The years of credited service shown in the table for Mr. Ketchum are three times his actual five full years of completed service in 2010, plus 2.5 months of additional actual service as of December 31, 2010. As part of his compensation arrangement with the Company, Mr. Ketchum is entitled to receive three years of credited service under the SERP for each year of his first five years of completed service, and then one year of credited service for each year of completed service thereafter. The present value of Mr. Ketchum’s accumulated benefit based on his actual years of completed service (five years, 2.5 months) is $1,472,352.

(2)

Present Value of Accumulated Benefit.    The present value of accumulated benefits shown in this column are calculated as of December 31, 2010, the measurement date used for reporting purposes in the Company’s 2010 Form 10-K. Assumptions used in determining these amounts include a 5.25% discount rate and the RP-2000 projected to 2017 Combined Healthy Mortality Table, consistent with assumptions used for reporting purposes in the Company’s 2010 Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65. See Footnote 13 to the Consolidated Financial Statements contained in the Company’s

2010 Annual Report on Form 10-K for information regarding the assumptions made by the Company for reporting purposes in the Company’s 2010 Form 10-K. The present values for the SERP reflect an offset for the executive’s Social Security benefit, a Pension Plan benefit amount and the executive’s SERP Cash Account under the 2008 Deferred Compensation Plan. A discussion of the SERP appears below.

SERP

The SERP is intended to offer competitive benefits to attract and retain executive talent and covers executives who were participants prior to January 1, 2007 (namely, Messrs. Ketchum, Burke and Gould). Neither Mr. Figuereo nor Ms. McIntyre participate in the SERP.

The material terms and conditions of the SERP as they pertain to the named executive officers include the following:

Eligibility.    An executive generally is eligible to participate in the SERP if he or she is an officer of the Company or a participating affiliate with a title of President or above and became a participant before January 1, 2007.

Gross Benefit Formula.    The SERP calculates a gross retirement benefit prior to applying certain benefit offsets. The gross SERP benefit formula is as follows:

•

For participants with a title of President or above on December 31, 2003 (which includes Mr. Burke): a monthly benefit equal to 1/12 of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25.

•

For participants who are hired with or promoted to a title of President or above after December 31, 2003 (which includes Messrs. Ketchum and Gould): a monthly benefit equal to 1/12 of 50% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25.

Compensation.    Compensation for purposes of the gross SERP benefit formula includes base salary and management cash bonus, unreduced for amounts deferred pursuant to the Company’s 401(k) Savings and Retirement Plan, 2008 Deferred Compensation Plan and the cafeteria plans. For an executive employed before January 1, 2006 (namely, Messrs. Ketchum and Burke), the amount of bonus compensation for 2006 and subsequent years included in the calculation of his SERP benefit is adjusted to equal the amount that would have been received by the executive under the Bonus Plan in effect for 2005, prior to the revision of such percentages for 2006, rather than actual bonus payouts, subject to certain limits and adjustments. For an executive employed on or after January 1, 2006 (namely, Mr. Gould), the amount of bonus compensation is the executive’s actual paid bonus amount, with certain adjustments. In any event, salary and bonuses exclude restricted stock awards that were made in 2005 and 2006 under the LTIP in connection with the reduction of a participant’s target bonus opportunity.

Social Security and Pension Benefit Offsets.    The gross SERP benefit of each executive is reduced by his monthly primary Social Security benefit and Pension Plan benefit at age 65. The offset for the Pension Plan benefit is based on his marital status (i.e., a joint and 50% survivor annuity if married and a single life annuity if not married), includes the benefit the executive would receive if the Company had not frozen new enrollment and benefit accruals under the Pension Plan effective December 31, 2004 and is applied without regard to his vested status in any actual Pension Plan benefit.

SERP Present Value, Cash Account Offset.    The executive’s gross SERP benefit, as reduced by his foregoing Social Security and Pension Plan benefit amounts, is converted to a lump sum present value amount as of the January 1st after the year of the executive’s termination of employment. The actuarial assumptions for this purpose are based on the discount rate and mortality assumptions used by the Company in its Form 10-K for pension expense reporting purposes for the year of the executive’s termination of employment, except using a unisex mortality table and without reduction for mortality risk before age 65. The lump sum amount is then reduced (to not less than zero) by the participant’s SERP

Cash Account under the 2008 Deferred Compensation Plan as of the January 1st after the year of the executive’s termination of employment (which includes the full balance of the SERP Cash Account, including any contribution to the SERP Cash Account for the year of termination of employment), applied without regard to the vested percentage of his SERP Cash Account. For a detailed explanation of the SERP Cash Account benefit under the 2008 Deferred Compensation Plan, see the discussion below under the caption “2008 Deferred Compensation Plan.”

Benefit Entitlement.    An executive becomes vested in his SERP benefit as follows: (1) upon employment on or after age 60, (2) upon involuntary termination with 15 years of credited service, (3) upon death during employment, (4) upon 15 years of credited service, if employed on the date of any sale of his affiliate or division of the Company, (5) upon retirement under the Company’s retirement guidelines or (6) upon a change in control of the Company, as defined in the 2003 Stock Plan. Under the Company’s retirement guidelines, a participant will become vested in his SERP benefit due to retirement if the sum of the participant’s whole and fractional years of age and service is 75 or more and the participant is at least 55 with five years of service, is not terminated for cause and enters into certain restrictive covenants with the Company. No named executive officer is vested under the SERP as of December 31, 2010, except Mr. Ketchum who turned age 60 on October 19, 2009.

Time and Form of Benefit Payment.    An executive will receive his SERP benefit at the same time and in the same form as payment of his SERP Cash Account under the 2008 Deferred Compensation Plan (i.e., a lump sum or in annual installments not to exceed ten years). The payment or commencement of the SERP benefit will be made in the year after the year of the executive’s termination of employment, but not sooner than six months after the date of such termination. See “2008 Deferred Compensation Plan” for a more detailed discussion of payment of amounts under the 2008 Deferred Compensation Plan, including payments in connection with a change in control of the Company.

Forfeiture Events.    An executive will forfeit the SERP benefit if his employment is terminated due to fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with the Company in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for the Company.

Assumptions.    The assumptions used in calculating the present value of the accumulated benefit under the SERP are set forth in Footnote (2) to the 2010 Pension Benefits table above.

Additional Service.    The Company does not generally grant extra years of credited service under the SERP. The additional credited service which Mr. Ketchum has earned (as described in Footnote (1) to the 2010 Pension Benefits table above) for benefit amount purposes is intended to provide him with a meaningful SERP benefit, which he would not otherwise be able to earn given his age and employment date.

Pension Plan

The Pension Plan is a tax-qualified pension plan covering all eligible U.S. employees of the Company. The Pension Plan was amended to cease future benefit accruals for non-union employees, including the named executive officers, beginning on January 1, 2005. Accordingly, no non-union employees earn additional benefits under the Pension Plan after December 31, 2004. The material terms and conditions of the Pension Plan as they pertain to the named executive officers include the following:

Eligibility.    Named executive officers who were not participants as of December 31, 2004 do not participate in the Pension Plan. As a result, only Mr. Burke is a participant in the Pension Plan.

Benefit Formula.    With respect to Mr. Burke, benefits were accrued at the rate of 1.37% of compensation not in excess of $25,000 for each year of service plus 1.85% of compensation in excess of $25,000. No more than 30 years of service are taken into account in determining benefits. Compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Company’s 401(k) Savings and Retirement Plan or cafeteria plans) and 100% of commissions (up to applicable Internal Revenue Code limits).

Benefit Entitlement.    A participant becomes vested in the retirement benefit after completing five years of service.

Retirement.    A participant is eligible for a normal retirement benefit based on the benefit formula described above if his or her employment terminates at or after age 65. A participant is eligible for an early retirement benefit if his or her employment terminates at or after age 60 and he or she has completed 15 years of vesting service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.5% for each month the benefit commences before age 65. A participant who is not eligible for a normal or early retirement benefit but has completed five years of vesting service is eligible for a deferred retirement benefit, following termination of employment, beginning at age 65 (or age 60 if the participant terminated employment with at least 15 years of vesting service, subject to a reduction of 0.5% for each month the payments begin before age 65). Mr. Burke, the sole named executive officer who participates in the Pension Plan, is not eligible for a normal or early retirement benefit under the Pension Plan, but is eligible for a deferred retirement benefit.

Form of Benefit Payment.    The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life. The participant, with spousal consent, can waive the normal form and elect to have benefits paid in various annuity forms, each of which is the actuarial equivalent of the straight life annuity form.

Frozen Benefits.    Non-union participants do not earn any additional pension benefits after December 31, 2004. Their Pension Plan benefits are calculated using compensation and service as of December 31, 2004 and are paid in accordance with the Pension Plan. Participants continue to earn years of service after December 31, 2004 for vesting and early retirement eligibility purposes.

Assumptions.    The assumptions used in calculating the present value of accumulated benefits under the Pension Plan are set forth in Footnote (2) to the 2010 Pension Benefits table above.

Additional Service.    The Company does not grant extra years of credited service under the Pension Plan.

401(k) Savings and Retirement Plan

In order to make up in part the Pension Plan benefits that stopped accruing as of December 31, 2004, the Company amended its 401(k) Savings and Retirement Plan (the “401(k) Plan”) to provide retirement contributions for eligible non-union participants beginning in 2005. The material terms and conditions of the retirement contributions to the 401(k) Plan as they pertain to the named executive officers include the following:

The Company makes retirement contributions to a participant’s account each year under the 401(k) Plan in accordance with the following schedule:

Age + Completed Years of Service	% of Covered Pay
Less than 40	2
40-49	3
50-59	4
60 or more	5

The retirement contributions are subject to a three-year cliff vesting schedule, which includes credit for years of service earned prior to 2005 and begins on the participant’s date of hire. The retirement contributions made for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table. All named executive officers, except Mr. Figuereo and Ms. McIntyre, are fully vested in the retirement contributions as of December 31, 2010.

2010 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2010, the earnings accrued on the named executive officer’s account balances in 2010 and the account balances at December 31, 2010 under the 2008 Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mark D. Ketchum	—	$218,400	$335,445	—	$3,724,802
Juan R. Figuereo	—	$65,750	$476	—	$69,792
G. Penny McIntyre	—	$146,813	$3,277	—	$174,657
William A. Burke	—	$58,030	$34,122	—	$301,068
Jay D. Gould	—	$58,488	$18,854	—	$214,580

(1)	Executive Contributions in Last FY. None of the named executive officers contributed to the 2008 Deferred Compensation Plan in 2010.

(2)	Company Contributions in Last FY. The amount of Company contributions reported in this column for each named executive officer is included in the “All Other Compensation” column of the 2010 Summary Compensation Table as SERP Cash Account credits under the 2008 Deferred Compensation Plan.

(3)	Aggregate Earnings (Loss) in Last FY. The investment earnings/loss for 2010 reported in this column for each named executive officer is not included in the 2010 Summary Compensation Table.

(4)	Aggregate Balance at Last FYE. The aggregate balance as of December 31, 2010 reported in this column for each named executive officer reflects the amounts that were previously reported as compensation in the Summary Compensation Tables for the 2005, 2006, 2007, 2008 and 2009 fiscal years, as well as the SERP Cash Account credits under the 2008 Deferred Compensation Plan reported in the 2010 Summary Compensation Table, all of which are payable under the 2008 Deferred Compensation Plan. The foregoing aggregate balances, therefore, include (a) the employee contributions of $786,304 made by Mr. Ketchum in 2006 that related to his base pay in 2006, as reported in the Salary column of the 2006 Summary Compensation Table, and the bonus he earned in 2005, as reported in the Bonus column of the 2006 Summary Compensation Table, (b) the employee contribution of $2,303,766 made by Mr. Ketchum in 2007 that related to the bonus he earned in 2006, as reported in the Non-Equity Incentive Compensation column of the 2006 Summary Compensation Table, (c) the SERP Cash Account credits in the total amount of $811,692 for Mr. Ketchum, as reported in the All Other Compensation column of the 2005, 2006, 2007, 2008, 2009 and 2010 Summary Compensation Tables, (d) the SERP Cash Account credits of $69,317, $171,380 and $85,832 for Mr. Figuereo, Ms. McIntyre and Mr. Gould, respectively, as reported in the All Other Compensation column of the 2009 and 2010 Summary Compensation Tables and (e) the SERP Cash Account credits of $129,523 for Mr. Burke, as reported in the All Other Compensation column of the 2008 and 2010 Summary Compensation Tables for the 2008, 2009 and 2010 fiscal years (note that Mr. Burke was not a named executive officer for the 2009 fiscal year).

2008 Deferred Compensation Plan

The Company maintains the 2008 Deferred Compensation Plan (herein, the “2008 Plan”). The 2008 Plan, which was adopted effective as of January 1, 2008, succeeded the 2002 Deferred Compensation Plan (the “2002 Plan”). No named executive officer participates in the 2002 Plan.

The material terms and conditions of the 2008 Plan as they pertain to the named executive officers for 2010 are as follows:

Eligibility.    Employees designated by the Company’s Benefit Plans Administrative Committee are eligible to participate. All of the named executive officers are eligible to participate.

Participant Contributions.    For each calendar year, a participant can elect to defer up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year to the 2008 Plan. The deferred amounts are credited to an account established for the participant.

SERP Cash Account Feature.    Each executive with a title of Vice President or above after December 31, 2003 has a SERP Cash Account under the 2008 Plan. All named executive officers participate in the SERP Cash Account feature. Also, each President or above who was a participant in the SERP on December 31, 2003 had the lump sum present value of his or her SERP benefit (if any) as of that date credited to his or her SERP Cash Account.

SERP Cash Account—Basic Contribution.    The Board has approved annual basic contribution credits to the SERP Cash Accounts, as provided under the table below. All named executive officers receive this basic contribution credit.

Age + Completed Years of Service	% of Compensation
Less than 40	3
40-49	4
50-59	5
60 or more	6

SERP Cash Account—Supplemental Contribution.    If the executive was not a participant in the SERP before January 1, 2007 (namely, Mr. Figuereo and Ms. McIntyre), the executive also is credited with a supplemental contribution amount under his or her SERP Cash Account equal to 10% of annual compensation. The supplemental 10% contribution is provided in consideration for the executive not participating in the SERP.

Additional Contributions.    The Company may make additional matching and retirement contributions for participants whose Company matching and retirement savings contributions to the Company’s 401(k) Savings and Retirement Plan are reduced due to their deferring compensation under the 2008 Plan. None of the named executive officers received such additional matching and retirement contributions in 2010.

Compensation.    Compensation for purposes of the SERP Cash Account will depend mainly on the executive’s employment date and participation date in the 2008 Plan. For an executive who participated in the 2008 Plan before January 1, 2007, as applicable for the basic contribution, compensation is the sum of his (1) base salary paid during the calendar year, with certain adjustments and (2) management cash bonus which would have been paid to him during the calendar year under the bonus plan in effect for 2005, prior to the revision of such percentages for 2006, rather than actual bonus payouts, subject to certain limits and adjustments. Base salary is unreduced for amounts deferred pursuant to the Company’s 401(k) Plan, 2008 Plan and cafeteria plans.

For an executive who did not participate in the 2008 Plan before January 1, 2007, as applicable for the basic contribution, compensation is the sum of his or her (1) base salary paid during the calendar year over the IRS maximum compensation limit for qualified retirement plans (i.e., $245,000 for 2010) and (2) management cash bonus paid in the same calendar year. However, for the supplemental 10% contribution, compensation is the sum of his or her (1) base salary paid during the calendar year, with certain adjustments and (2) management cash bonus paid in the same calendar year. Base salary is unreduced for amounts deferred pursuant to the Company’s 401(k) Plan, 2008 Plan and cafeteria plans.

Vesting.    A participant is fully vested in the portion of his or her account attributable to deferrals of salary and bonus. The SERP Cash Account portion vests over a 10-year period beginning at six years of credited service, at a rate equal to 10% per year with the participant becoming 100% vested after 15 years of credited service. In addition, a participant will become fully vested in the SERP Cash Account portion (1) upon a change in control of the Company, as defined in the 2003 Stock Plan or (2) if he or she remains employed until the earliest of age 60, death, disability or retirement under the Company’s retirement guidelines.

Under the Company’s retirement guidelines, a participant will become fully vested in the SERP Cash Account due to retirement if the sum of the participant’s whole and fractional years of age and service is 75 or more and the participant is at least 55 with five years of service, is not terminated for cause and enters into certain restrictive covenants with the Company.

As of December 31, 2010, Mr. Ketchum is 100% vested in his SERP Cash Account balance, while Mr. Burke is 30% vested and Messrs. Figuereo and Gould and Ms. McIntyre are all 0% vested in their SERP Cash Account balances.

Investments.    Each participant’s account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the participant from time to time. The investment options currently offered under the 2008 Plan consist of mutual funds, including stable value, total return and growth-oriented funds. The 2008 Plan does not currently provide for Company stock or fixed return investments. Participants may change investment elections daily.

Plan Funding.    Upon a change in control of the Company, the Company will establish a grantor trust and contribute to the trust an amount equal to the aggregate account balances.

Distributions.    At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). Notwithstanding the participant’s payment election, the participant’s account will be paid out in a lump sum upon termination of employment prior to attaining age 55. Upon a participant’s termination of employment, benefits will be paid or commence to be paid in January of the next following year (or July of the next following year if termination occurs during the last six months of the prior year). A participant also may elect, at the time of his or her initial deferral election, to have deferrals paid in January of any year during his or her employment, provided that the payment date is at least two years after the year for which the election is effective and amounts subject to such payment election will become payable upon the participant’s termination of employment.

Upon a participant’s death, the participant’s deferrals and Company contributions will be paid to the participant’s beneficiaries in accordance with the payment schedule that has already commenced and with respect to those amounts which had not previously commenced to be paid, in accordance with the participant’s payment election applicable to amounts payable on a termination of employment.

Upon a participant’s termination of employment within two years following a change in control of the Company (for Internal Revenue Code Section 409A purposes), the participant’s entire undistributed account under the 2008 Plan will be paid in a lump sum on the first business day of the seventh month following the participant’s termination of employment.

A participant may also request at any time a distribution from his or her account of an amount necessary to satisfy an unforeseeable emergency.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company, or only upon a change in control of the Company.

Termination of Employment Following a Change in Control

Employment Security Agreements

The Company has entered into Employment Security Agreements (“ESAs”) with all named executive officers, as well as with certain other key employees, to provide benefits upon certain terminations of employment following a change in control of the Company. In August 2009, the Company began a practice of entering into ESAs that do not include tax gross-up benefits. Mr. Figuereo entered into an ESA following this change in practice, so his ESA differs from the ESAs of the other named executive officers in this and other respects described below.

In General:    Except as noted below with respect to Mr. Figuereo’s ESA, the ESAs provide for benefits upon either of two types of employment termination that occur within 24 months after a change in control of the Company: (i) an involuntary termination of the executive’s employment by the Company without “good cause”; or (ii) a voluntary termination of employment for “good reason”.

For purposes of the ESAs, a “change in control” generally means: (a) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

Further, “good cause” exists under the ESAs if the executive in the performance of his or her duties engages in misconduct that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists under the ESAs if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the executive is required to report to an officer with a materially lesser position or title; the Company relocates the executive by 50 miles or more; or the Company materially breaches the provisions of the ESA.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

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A lump sum severance payment equal to the sum of (1) two times (three times in the case of Mr. Ketchum) the executive’s annual base salary, (2) two times (three times in the case of Mr. Ketchum) the executive’s bonus and (3) a pro-rata portion of the executive’s bonus for the year of the executive’s termination of employment.

•	All benefits under the SERP and the 2008 Deferred Compensation Plan (to the extent applicable to the named executive officer) become fully vested.

•

A lump sum amount equal to the sum of (1) the additional benefits that would have accrued under the SERP (if applicable to the executive) had he or she received service and compensation credit for the 24-month severance period, (2) the Company contributions that would have been made under the Company’s 401(k) Savings and Retirement Plan and 2008 Plan during the 24-month severance period and (3) the unvested portion of the executive’s benefits under the 401(k) Plan.

•

All Company stock options held by the executive will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on Company restricted securities held by the executive will lapse; and all performance goals on Company performance-based awards will be deemed satisfied at the highest level.

•

Continued automobile expense reimbursement, coverage under all welfare plans generally for 24 months, outplacement services for six months and the payment of certain out of pocket expenses of the executive.

•	A gross-up payment to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA.

The ESAs contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect during the 24-month severance period.

Mr. Figuereo:    Mr. Figuereo’s ESA differs from the ESAs of the other named executive officers described above in the following respects:

•

“Good reason” will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

•	Mr. Figuereo will not receive additional Company plan contributions for the 24-month severance period under the 401(k) Plan or 2008 Plan.

•	Mr. Figuereo’s continued medical coverage will be provided in the form of subsidized COBRA coverage that extends generally for 24 months.

•	In the case of performance-based awards, all performance goals will be deemed satisfied at the target level, rather than the highest level.

•	The Company will not continue to reimburse Mr. Figuereo for automobile expenses following his termination of employment.

•

Instead of providing the tax gross-up described above, Mr. Figuereo’s ESA provides for a reduction in amounts payable to him so that no excise tax would be imposed. However, a reduction in payments does not occur if the payment of the excise tax by Mr. Figuereo would produce a greater overall net after-tax benefit to him.

2010 Stock Plan

If any awards under the 2010 Stock Plan are replaced with equivalent equity awards upon a change in control, then upon a termination of employment without good cause or for good reason within two years following the change in control, all such awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

For purposes of the 2010 Stock Plan, a “change in control” generally has the same meaning as applicable for the ESAs. Further, “good cause” exists if a participant willfully engages in misconduct that causes material harm to the Company or the participant is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the Company relocates the executive by 50 miles or more; or the Company materially breaches the provisions of an award agreement.

SERP/2008 Deferred Compensation Plan

See the discussion under “2010 Pension Benefits – SERP” and “2010 Nonqualified Deferred Compensation – 2008 Deferred Compensation Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a change in control. For purposes of the SERP and 2008 Deferred Compensation Plan, a “change in control” is determined under the 2003 Stock Plan. See 2003 and 2010 Stock Plans, below.

Termination of Employment—No Change in Control

Company Severance Plans

As described above under the caption “Compensation Discussion and Analysis – Severance Plans”, the Company has two severance plans that provide benefits to non-union employees, including the named executive officers, who are involuntarily terminated.

The Supplemental Unemployment Pay Plan (“Supplemental Plan”) provides benefits in the event the named executive officer is terminated involuntarily without cause due to a plant closing, layoff, reduction in force, reorganization or other similar event. The amount of the monetary benefit is equal to one week of pay for each year of service (up to a maximum of 25 weeks), less an estimate of the governmental unemployment benefits available to the named executive officer. An extension of benefits (up to a maximum of 4 weeks) may be provided, in the sole discretion of the Company.

The Excess Severance Pay Plan (“Excess Plan”) provides benefits in the sole discretion of the Company any time a named executive officer is involuntarily terminated. The amount and duration of the monetary benefit is determined by the Company in its sole discretion, but the Company considers the executive’s position in the Company in addition to length of service in determining the amount and duration of the severance benefit.

Benefits are generally not paid under the Supplemental Plan if the named executive officer fails to qualify for state unemployment benefits or declines a reasonable offer of continued employment. Severance benefits are not paid under either plan if the named executive officer receives severance pursuant to a separate agreement that does not specifically provide for continued eligibility under the severance plans. Benefits under both plans are contingent upon the named executive officer’s execution of a release of claims against the Company. In addition, both plans provide continued health coverage pursuant to COBRA, with the named executive officer paying active employee premium rates for the duration of the severance period.

Monetary benefits under both plans are paid in installments on a periodic pay cycle. Under the Supplemental Plan, benefit payments and COBRA subsidy payments will stop if the named executive officer ceases to be eligible for state unemployment benefits or obtains other employment. Benefit payments and COBRA subsidy payments also stop under the Excess Plan if the named executive officer obtains other employment, but the Excess Plan provides for a discretionary benefit of up to 50% of the severance benefits that would have been paid for the remainder of the severance period.

2003 and 2010 Stock Plans

The following applies to stock options, restricted stock and restricted stock units issued under the 2003 and 2010 Stock Plans upon termination of employment, retirement generally and under the Company’s retirement guidelines, death or disability.

Stock Options:    For all named executive officers other than Mr. Ketchum, if the individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his or her termination. However, if the individual’s employment terminates due to death or disability, then all outstanding options fully vest and continue to be exercisable for one year following his or her termination (or the expiration of the term of the option, if earlier).

If the individual’s employment terminates due to retirement at age 65 or later, then all outstanding options granted before 2008 fully vest and continue to be exercisable until the earlier of one year following termination or the expiration of the term of the option. However, under the Company’s retirement guidelines, outstanding options granted in 2008 or later will vest and remain exercisable, if the individual is at least age 55 with five years of service, is not terminated for cause and enters into certain restrictive agreements with the Company, in accordance with the following table:

Qualification	Options Granted in 2008 and Later
Age 65, or sum of age and years of service is at least 70	Unvested options immediately vest. Options remain exercisable until the earlier of ten years following termination or the expiration of the option term.

Sum of age and years of service is at least 65 but less than 70	Unvested options immediately vest. Options remain exercisable until the earlier of five years following termination or the expiration of the option term.

Sum of age and years of service is at least 60 but less than 65	Unvested options are cancelled. Vested options remain exercisable until the earlier of one year following termination or the expiration of the option term.

Mr. Ketchum:    For Mr. Ketchum, with respect to options granted beginning in 2006, if his employment terminates for any reason other than death or disability or retirement at age 65 or later, and at the same time his service on the Board of Directors terminates, all of his options expire on, and cannot be exercised after, the date of his termination. If his employment terminates for any reason other than death or disability or retirement, and his service on the Board continues, then the outstanding portion of all of his options will remain outstanding, will continue to vest and may be exercised in accordance with their original terms for so long as he remains a member of the Board.

If Mr. Ketchum’s employment terminates due to death or disability or retirement at age 65 or later, all of his outstanding options fully vest and continue to be exercisable for one year following his termination (or the expiration of the option term, if earlier) or, if he continues to serve on the Board, for such longer period as he remains a director (or the expiration of the option term, if earlier). The treatment of Mr. Ketchum’s options upon a subsequent termination of service on the Board would depend on whether the termination results from death, disability, retirement or other reason. Mr. Ketchum’s options awarded to him prior to 2006 contain the vesting and exercise provisions discussed above with respect to termination of employment due to death or disability, but not for retirement.

Beginning with options awarded to Mr. Ketchum in 2008, if his employment terminates due to retirement, all of his outstanding options fully vest and continue to be exercisable as described in the table above, or if he continues to serve on the Board, for such longer period as he remains a director (or the expiration of the option term, if earlier).

Restricted Stock/Restricted Stock Units:    If the named executive officer’s employment terminates for any reason other than death, disability or retirement, then his or her restricted stock and restricted stock units that have not yet vested are forfeited. However, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all shares and units fully vest, on the date of his or her termination.

If the named executive officer’s employment terminates due to retirement at age 65 or older, then restricted stock granted before 2008 that has not yet vested is forfeited and all the restrictions on restricted stock granted in 2008 lapse and such shares become fully vested. However, under the Company’s retirement guidelines, a portion of the unvested restricted stock units become vested, if the individual is at least age 55 with five years of service, is not terminated for cause and enters into certain restrictive agreements with the Company, and depending upon the date and nature of the grant, in accordance with the following table:

Qualification	RSUs Granted in 2008 and 2009	Time-Based RSUs Granted in 2010 and Later	Performance-Based RSUs Granted in 2010 and Later
Age 65, or sum of age and years of service is at least 75	100% of pro-rata value at target payout, if applicable	100% of any awards made at least 12 months from date of retirement, plus 100% of pro-rata value of any award made less than 12 months prior to retirement.	Awards continue to
vest per the terms of
the award agreement
and are paid based
on actual Company
performance. At end
of the vesting period,
(i) eligible for 100%
vesting of awards that
were awarded at least
12 months from date
of retirement and (ii)
eligible for 100% of
pro-rata value of any
awards that were
awarded less than 12
months from date of
retirement.

Sum of age and years of service is at least 70 but less than 75	75% of pro-rata value at target payout, if applicable	75% of pro-rata value	Awards will continue
to vest per the terms
of the award
agreement and are
paid based on actual
Company
performance. At the
end of the vesting
period, eligible for
75% of pro-rata value
of award that vested
per the agreement.

Qualification	RSUs Granted in 2008 and 2009	Time-Based RSUs Granted in 2010 and Later	Performance-Based RSUs Granted in 2010 and Later
Sum of age and years of service is at least 65 but less than 70	50% of pro-rata value at target payout, if applicable	50% of pro-rata value	Awards will continue
to vest per the terms
of the award
agreement and are
paid based on actual
Company
performance. At the
end of the vesting
period, eligible for
50% of pro-rata value
of award that vested
per the agreement.

Sum of age and years of service is at least 60 but less than 65	25% of pro-rata value at target payout, if applicable	25% of pro-rata value	Awards will continue
to vest per the terms
of the award
agreement and are
paid based on actual
Company
performance. At the
end of the vesting
period, eligible for
25% of pro-rata value
of award that vested
per the agreement.

The pro-rata award generally is determined by dividing the months of employment during the three-year vesting period by 36. As of December 31, 2010, Mr. Ketchum had 66 points based on his age and years of service, and no other named executive officer had a sufficient number of points as of December 31, 2010 to qualify under the retirement guidelines.

The Company’s retirement guidelines do not apply to restricted stock. The Company has not issued restricted stock to any named executive officers since 2008, and all such awards have fully vested as of February 13, 2011.

Additional Provisions:    The Board of Directors may condition the grant of an award of stock options, restricted stock or restricted stock units upon the executive entering into one or more agreements with the Company not to compete with, or solicit the customers or employees of, the Company. Further, in the event of the executive’s termination of employment with the Company generally without cause, the Board has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Further, additional provisions may apply under the terms of the executive’s individual award letter.

Management Cash Bonus Plan

Under the Company’s revised retirement guidelines, an executive will be eligible for a bonus payment based on his or her current year earnings and paid at the normal bonus timetable, subject to attainment of his or her annual performance goal, if the individual is at least age 55 with five years of service, is not terminated for cause, enters into certain restrictive agreements with the Company and the sum of his or her age and years of service is at least 60.

SERP/2008 Deferred Compensation Plan

The vesting provisions that apply to a named executive officer’s benefits under the SERP and 2008 Deferred Compensation Plan can depend on the circumstances under which his or her employment terminates. See the discussion under the caption “Retirement Plans.”

Under the SERP, assuming a termination of employment on December 31, 2010 for other than death, no executive officer who participates in the SERP would be entitled to a SERP benefit, other than Mr. Ketchum who became vested on account of attaining age 60 during employment. However, upon a termination of employment on December 31, 2010 due to death, each named executive officer who participates in the SERP would be entitled to a special preretirement death benefit, in lieu of any retirement benefit under the SERP.

Under the 2008 Deferred Compensation Plan, assuming a termination of employment on December 31, 2010 due to death or disability, each named executive officer would be entitled to the entire balance of his or her 2008 Plan accounts as reported in the “Aggregate Balance at Last FYE” column of the 2010 Nonqualified Deferred Compensation table. However, Mr. Ketchum already became fully vested in such balance on account of attaining age 60 during employment. Similarly, Mr. Burke is 30% vested in such balance as of December 31, 2010 under the SERP Cash Account vesting schedule.

Change in Control

2003 and 2010 Stock Plans

Under the 2003 Stock Plan, upon a change in control of the Company, (1) all options become fully vested and continue to be exercisable by their terms, (2) all restrictions on restricted securities lapse and such securities are fully vested and (3) all performance goals applicable to any award are deemed met at the highest level. These benefits do not require any termination of employment.

Under the 2010 Stock Plan, upon a change in control of the Company, (1) all awards that are subject to performance goals become fully exercisable, without restriction, as though the performance goals were met at the level that provides for a target payout and (2) all other awards that are not replaced with equivalent equity awards become fully exercisable without restriction. Awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment.

For purposes of the 2003 and 2010 Stock Plans, a “change in control” generally has the same meaning as applicable for the ESAs. See Employment Security Agreements, above.

SERP/2008 Deferred Compensation Plan

See the discussion under “2010 Pension Benefits – SERP” and “2010 Nonqualified Deferred Compensation – 2008 Deferred Compensation Plan” for the vesting of a named executive officer’s benefits under the SERP and 2008 Deferred Compensation Plan upon a change in control of the Company. For purposes of the SERP and 2008 Deferred Compensation Plan, a “change in control” has the same meaning as applicable under the 2003 Stock Plan. For purposes of the 2003 Stock Plan, a “change in control” generally has the same meaning as applicable for the ESAs.

Additional Benefits for Termination or Change in Control Scenarios

The tables set forth below quantify the additional compensation and benefit amounts that would be payable to each named executive officer under the change in control and/or termination of employment scenarios described above if such events occurred as of December 31, 2010.

Termination of Employment Following a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming a change in control of the Company and termination of employment of the named executive officer on December 31, 2010.

Name	Mark D. Ketchum	Juan R. Figuereo	G. Penny McIntyre	William A. Burke	Jay D. Gould
Two/Three Times Base Salary	$3,900,000	$1,040,000	$980,000	$1,080,000	$1,100,000
Two/Three Times Target Bonus	5,070,000	780,000	735,000	810,000	825,000
Prorata Bonus	1,690,000	390,000	367,500	405,000	412,500
Accrued Unvested Retirement Benefits—SERP(1)	—	—	—	342,558	—
Accrued Unvested Retirement Benefits—SERP Cash Account(2)	—	69,792	174,657	210,748	214,580
Accrued Unvested Retirement Benefits—401(k) Plan	—	9,800	15,615	—	—
Additional Accruals for Severance Period—SERP(3)	2,194,560	—	—	430,861	167,138
Additional Accruals for Severance Period—SERP Cash Account	390,000	—	232,750	129,924	121,303
Additional Accruals for Severance Period—401(k) Plan	24,500	—	39,200	41,650	19,600
Value of Unvested Stock Options(4)	6,456,933	398,534	1,032,032	1,046,569	1,058,146
Value of Unvested Restricted Stock and Restricted Stock Units(5)	17,973,675	1,710,374	1,892,174	3,420,349	3,505,977
Welfare Benefits for Severance Period(6)	25,365	25,365	25,365	25,365	25,365
Automobile Expenses for Severance Period	42,540	—	33,494	33,920	38,468
Outplacement Services (6 mos.)	7,500	7,500	7,500	7,500	7,500
Tax Gross-Up (§280G)(7)	13,283,816	—	1,786,311	2,630,790	2,478,959
Reduction (§280G)(8)	—	(—)	—	—	—

Total	$51,058,889	$4,431,365	$7,321,598	$10,615,234	$9,974,536

(1)	Accrued Unvested Retirement Benefits—SERP. Amounts in this row are equal to the present value of the accumulated unvested benefit payable to each applicable named executive officer under the SERP as of December 31, 2010. Mr. Ketchum is previously fully vested in his SERP benefit, the value of which if paid as a retirement benefit would be $6,443,068 as of December 31, 2010. None of the other named executive officers who participate in the SERP (namely, Messrs. Burke and Gould) are vested under the SERP. Assumptions used in determining these amounts include a 5.75% discount rate and the RP-2000 projected to 2008 Combined Healthy Mortality Table, except using a unisex mortality table and without reduction for mortality risk before age 65, which are the actuarial assumptions to determine present value under the SERP assuming termination of employment on December 31, 2010. See “Retirement Plans—SERP,” above.

(2)	Accrued Unvested Retirement Benefits—SERP Cash Account. Amounts in this row represent the unvested portion of the named executive officer’s SERP Cash Account under the 2008 Deferred Compensation Plan as of December 31, 2010 (including the SERP Cash Account contribution for 2010 credited in 2011). Mr. Ketchum is previously fully vested in his SERP Cash Account benefit. Mr. Burke is previously 30% vested in his SERP Cash Account benefit. None of the other named executive officers are vested in their SERP Cash Account benefits.

(3)	Additional Accruals for Severance Period—SERP. Amounts in this row are equal to the incremental present value of the accumulated benefit payable to each applicable named executive officer under the SERP as of December 31, 2010, resulting from crediting each individual with an additional two years of service and compensation under the SERP. These amounts apply to the named executive officers who participate in the SERP (namely, Messrs. Ketchum, Burke and Gould). See Footnote (1) above for the assumptions to determine these amounts.

(4)	Value of Unvested Stock Options. Amounts in this row represent the value of stock options under the 2003 Stock Plan (but not less than zero) that would vest upon a change in control and termination of employment on December 31, 2010 pursuant to the terms of the executive’s ESA and 2003 Stock Plan. (No awards were made under the 2010 Stock Plan to the named executive officers by December 31, 2010.) The value of the stock options is based on the difference between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2010 ($18.18).

(5)	Value of Unvested Restricted Stock and Restricted Stock Units. Amounts in this row represent the value of the restricted stock and RSUs under the 2003 Stock Plan that would vest upon a change in control and termination of employment on December 31, 2010 pursuant to the terms of the executive’s ESA and 2003 Stock Plan, which indicate performance-based RSUs are paid out as if the performance targets are achieved at the maximum level. (No awards were made under the 2010 Stock Plan to the named executive officers by December 31, 2010.) The value of the restricted stock and restricted stock units is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2010 ($18.18).

(6)	Welfare Benefits for Severance Period. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the 24 month severance period for each named executive officer. Projections assume no increase in premiums over the severance period.

(7)	Tax Gross Up (§280G). Amounts in this row reflect the value of the Company’s gross-up payment to the executive to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code, which applies to Messrs. Ketchum, Burke and Gould and Ms. McIntyre under their respective ESAs.

(8)	Payment Reduction (§280G). Amounts in this row reflect the value of the reduction in payments to avoid any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code, which applies solely to Mr. Figuereo under his ESA. However, a reduction in payments would not occur for 2010 under his ESA because the payment of an excise tax of $565,121 by Mr. Figuereo would produce a greater overall net after-tax benefit to him.

Termination of Employment—No Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming no change in control of the Company and that the named executive officer terminated employment on December 31, 2010.

Name	Mark D. Ketchum	Juan R. Figuereo	G. Penny McIntyre	William A. Burke	Jay D. Gould
Continued Salary(1)	$1,950,000	$780,000	$735,000	$810,000	$825,000
Target Bonus(2)	1,690,000	—	—	—	—
Continued Health Coverage(3)	18,266	18,266	18,266	18,266	18,266
Value of Unvested Stock Options(4)	6,456,933	398,534	1,032,032	1,046,569	1,058,146
Value of Unvested Restricted Stock and Restricted Stock Units(5)	12,037,905	1,254,420	1,436,220	2,395,724	2,450,264
SERP Benefits(6)	5,283,907	—	—	2,246,038	1,537,159
SERP Cash Account Benefits(7)	—	69,792	174,657	210,748	214,580

(1)	Continued Salary. Amounts in this row are payable pursuant to the Company’s severance plans, assuming 18 months of severance, which is the mid-point of the range of severance provided for under the plans and is consistent with the Company’s actual practice in granting severance to executives with levels of service similar to those of the named executive officers.

(2)	Target Bonus. The amount in this row reflects the target bonus that would vest for Mr. Ketchum upon retirement on December 31, 2010 pursuant to the terms of the Company’s retirement guidelines, assuming attainment of his annual performance goal for 2010. Under the Company’s retirement guidelines, none of the other named executive officers would vest in their target bonus upon their respective retirements.

(3)	Continued Health Coverage. Amounts in this row reflect continued health benefits pursuant to the Company’s severance plans and consist of projected premiums for health benefits during an 18 month severance period (including medical, dental and vision), reduced by the projected employee premiums and employee paid administrative charges. Projections assume no increase in premiums over the severance period.

(4)	Value of Unvested Stock Options. Amounts in this row represent the value of stock options under the 2003 Stock Plan (but not less than zero) that would vest upon death or disability or, in the case of Mr. Ketchum, upon retirement on December 31, 2010 pursuant to the terms of the grant award or the Company’s retirement guidelines. (No awards were made under the 2010 Stock Plan to the named executive officers by December 31, 2010.) The value of the stock options is based on the difference between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2010 ($18.18). Under the Company’s retirement guidelines, none of the other named executive officers would vest in their stock options upon their respective retirements.

(5)

Value of Unvested Restricted Stock and Restricted Stock Units.    Amounts in this row represent the value of the restricted stock and restricted stock units under the 2003 Stock Plan that would vest upon death or disability on December 31, 2010 pursuant to the terms of the grant award. (No awards were made under the 2010 Stock Plan to the named executive officers by December 31, 2010.) The value of the restricted stock and restricted stock units is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2010 ($18.18), and reflects the payment of performance-based RSUs as if the performance targets are achieved at the target level. Under the Company’s retirement guidelines, Mr. Ketchum, assuming that he did not continue to serve on the Board of Directors, would vest in only 50% of the pro-rated amount of the RSUs granted to him in 2009 and 2010 if he terminated employment due to retirement on December 31, 2010. He also would not vest in any of his 2008 restricted stock award. Therefore, the value of the restricted stock and the RSUs that would vest upon his retirement on December 31, 2010 would be $2,675,838 (assuming that the performance-based RSUs granted to him in 2010 would ultimately pay out at target). Under the Company’s retirement guidelines, none of the other named executive officers would vest in their RSUs upon their respective retirements.

(6)	SERP Benefits. Amounts in this row represent the death benefit payable under the SERP on account of the applicable named executive officer’s death on December 31, 2010, as the present value of the special preretirement death benefit under the SERP (paid in lieu of any retirement benefit under the SERP) and in which an executive becomes automatically vested upon his or her death during employment. Mr. Ketchum is previously fully vested in his SERP benefit, the value of which if paid as a retirement benefit would be $6,443,068 as of December 31, 2010. None of the other named executive officers who participate in the SERP (namely, Messrs. Burke and Gould) are vested under the SERP. See Footnote (1) to the Termination of Employment Following a Change in Control table for the assumptions used to determine this amount.

(7)	SERP Cash Account Benefits. Please refer to Footnote (2) of the immediately preceding table for a description of amounts in this row.

Change in Control—No Termination of Employment

The amounts set forth in this table would be payable to or for each named executive officer, assuming a change in control of the Company on December 31, 2010.

Name	Mark D. Ketchum	Juan R. Figuereo	G. Penny McIntyre	William A. Burke	Jay D. Gould
Value of Unvested Stock Options(1)	$6,456,933	$398,534	$1,032,032	$1,046,569	$1,058,146
Value of Unvested Restricted Stock and Restricted Stock Units(2)	17,973,675	1,710,374	1,892,174	3,420,349	3,505,977
Accrued Unvested Retirement Benefits—SERP(3)	—	—	—	342,558	—
Accrued Unvested Retirement Benefits—SERP Cash Account(4)	—	69,792	174,657	210,748	214,580

(1)	Value of Unvested Stock Options. Amounts in this row represent the value of stock options under the 2003 Stock Plan (but not less than zero) that would vest upon a change in control on December 31, 2010 under the terms of the 2003 Stock Plan. (No awards were made under the 2010 Stock Plan to the named executive officers by December 31, 2010.) The value of the stock options is based on the difference between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2010 ($18.18).

(2)	Value of Unvested Restricted Stock and Restricted Stock Units. Amounts in this row represent the value of the restricted stock and restricted stock units under the 2003 Stock Plan that would vest upon a change in control on December 31, 2010 under the terms of the 2003 Stock Plan, which indicates performance-based RSUs are paid-out as if the performance targets are achieved at the maximum level. (No awards were made under the 2010 Stock Plan to the named executive officers by December 31, 2010.) The value of the restricted stock and restricted stock units is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2010 ($18.18).

(3)	Accrued Unvested Retirement Benefits—SERP. Please refer to Footnote (1) of the Termination of Employment Following a Change in Control table for a description of the amounts in this row.

(4)	Accrued Unvested Retirement Benefits—SERP Cash Account. Please refer to Footnote (2) of the Termination of Employment Following a Change in Control table for a description of the amounts in this row.

2010 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2010.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas E. Clarke	$110,584	$99,991	$210,575
Scott S. Cowen	$117,566	$99,991	$217,557
Michael T. Cowhig	$281,460	$99,991	$381,451
Elizabeth Cuthbert-Millett	$100,584	$99,991	$200,575
Domenico De Sole	$100,681	$99,991	$200,672
William D. Marohn(3)	$52,952	$0	$52,952
Cynthia A. Montgomery	$100,504	$99,991	$200,495
Michael B. Polk	$100,584	$99,991	$200,575
Steven J. Strobel	$100,804	$99,991	$200,795
Michael A. Todman	$100,584	$99,991	$200,575
Raymond G. Viault	$111,797	$99,991	$211,788

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Company’s 2008 Deferred Compensation Plan.

(2)	Stock Awards. The amount in this column reflects the grant date fair value of the award of 5,844 RSUs to each director on May 12, 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The RSUs vest on the first anniversary of the date of grant. The number of RSUs granted to each non-employee director (except for Mr. Marohn, who did not receive an award), was determined by dividing $100,000 by the fair market value of a share of common stock on the date of grant. In addition to the RSUs shown in the table, the following directors have the following number of options outstanding as of December 31, 2010: Dr. Clarke, 29,066; Dr. Cowen, 25,066; Mr. Cowhig, 25,066; Ms. Cuthbert-Millett, 25,066; Mr. DeSole, 10,000; Ms. Montgomery, 25,066; Mr. Strobel, 21,066; Mr. Todman, 15,353; and Mr. Viault, 33,066.

(3)	William D. Marohn. Mr. Marohn retired from the Board of Directors on May 10, 2010.

Non-employee directors of the Company are paid an annual cash retainer of $100,000 (the Chairman, Mr. Marohn from January 1, 2010 through February 9, 2010 and Mr. Cowhig since February 10, 2010, is paid an annual retainer of $300,000). An additional annual cash retainer of $15,000 is paid to the Chairperson of the Audit Committee. An additional cash retainer of $10,000 is paid to the Chairperson of each of the Nominating/Governance Committee and the Organizational Development and Compensation Committee. Each director is eligible to participate in the Company’s 2008 Deferred Compensation Plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $100,000, with the number of RSUs determined by the fair market value of a share of the Company’s common stock on the date of grant. The RSU award is typically made in May of each year and vests on the first anniversary of the date of grant. The 2010 Stock Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2010, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	22,739,722	$21.57	20,154,331
Equity compensation plans not approved by security holders	N/A	N/A	N/A

TOTAL:	22,739,722	$21.57	20,154,331

(1)	The number shown in column (a) is the number of shares that, as of December 31, 2010, may be issued upon exercise of outstanding options (16,312,131 options outstanding as of December 31, 2010) and vesting of restricted stock units (6,427,591 restricted stock units outstanding as of December 31, 2010) under the stockholder-approved 2010 Stock Plan, the 2003 Stock Plan and 1993 Option Plan. The 6,427,591 restricted stock units are comprised of 2,766,345 time-based restricted stock units and 1,830,623 performance-based restricted stock units. Performance-based restricted stock units, depending on the level of achievement of a total shareholder return performance goal, may be adjusted up to a maximum of 200%, or down to a minimum of 0% of the number of performance-based restricted stock units granted. For purposes of this table, the number of performance-based restricted stock units reflects the maximum potential adjustment of 200%, or 3,661,246 performance-based restricted stock units.

(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The amount shown in column (c) is the number of shares that, as of December 31, 2010, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2010 Stock Plan.

CERTAIN BENEFICIAL OWNERS

As of March 17, 2011, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Goldman Sachs Asset Management 200 West Street c/o Goldman Sachs & Co. New York, New York 10282	19,320,969	6.7	%(1)

The Bank of New York Mellon Corporation and related entities c/o The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	16,985,286	5.8	%(2)

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	15,639,611	5.4	%(3)

(1)	As reported in a statement on Schedule 13G/A filed with the SEC on February 14, 2011 by Goldman Sachs Asset Management. According to the filing, Goldman Sachs Asset Management has shared voting power over 18,432,476 of such shares and shared dispositive power over 19,320,969 of such shares.

(2)	As reported in a statement on Schedule 13G filed with the SEC on February 4, 2011 by The Bank of New York Mellon Corporation and related entities. According to the filing, Bank of New York Mellon Corporation has sole voting power over 14,444,846 of such shares, shared voting power over 140,125 of such shares, sole dispositive power over 16,479,075 of such shares and shared dispositive power over 453,317 of such shares.

(3)	As reported in a statement on Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC. According to the filing, FMR LLC has sole voting power over 1,283,911 of such shares and sole dispositive power over 15,639,611 of such shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B Voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owner	Common Stock Beneficially Owned on March 17, 2011
	Number of Shares		Percent of Class Outstanding
Thomas E. Clarke	58,176	(1)	*
Kevin C. Conroy	0	(2)	*
Scott S. Cowen	51,962	(1)(3)	*
Michael T. Cowhig	51,176	(1)	*
Elizabeth Cuthbert-Millett	234,816	(1)(4)	*
Domenico De Sole	26,088	(1)	*
Mark D. Ketchum	1,127,572	(1)(5)	*
Cynthia A. Montgomery	52,276	(1)	*
Michael B. Polk	5,844	(1)	*
Steven J. Strobel	44,176	(1)	*
Michael A. Todman	34,123	(1)	*
Raymond G. Viault	63,986	(1)	*
Juan R. Figuereo	0		*
G. Penny McIntyre	16,887		*
William A. Burke	237,780	(1)	*
Jay D. Gould	110,759	(1)	*
All directors and executive officers as a group	3,231,168	(1)	1.1

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes shares issuable pursuant to stock options and restricted stock units currently exercisable or exercisable or vesting within 60 days of March 17, 2011 as follows: Dr. Clarke, 33,839 shares; Dr. Cowen, 29,839 shares; Mr. Cowhig, 29,839 shares; Ms. Cuthbert-Millett, 29,839 shares; Mr. De Sole, 11,844 shares; Mr. Ketchum, 965,448 shares; Dr. Montgomery, 29,839 shares; Mr. Polk, 5,844 shares; Mr. Strobel, 25,839 shares; Mr. Todman, 18,126 shares; Mr. Viault, 37,839 shares; Mr. Burke, 202,600; Mr. Gould, 84,000 shares; and all directors and executive officers as a group, 2,428,535 shares.

(2)	Mr. Conroy became a director in March 2011.

(3)	Includes 1,220 shares owned by Dr. Cowen’s wife.

(4)	Includes 55,826 shares owned by Ms. Cuthbert-Millett as custodian for her two children.

(5)	Includes 10,000 shares owned in a trust FBO Mr. Ketchum’s wife.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Audit Committee, which is appointed annually by the Board of Directors, currently consists of five directors, all of whom are “independent directors” and meet the other qualification requirements under the applicable rules of the New York Stock Exchange. The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on November 11, 2009.

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

•	The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2010.

•

The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independent accountant’s independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the members of the Audit Committee:

Scott S. Cowen, Chair

Domenico De Sole

Michael B. Polk

Steven J. Strobel

Michael A. Todman

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year 2011. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2011.

Fees of Independent Registered Public Accounting Firm for 2010 and 2009

Description of Fees	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2010 (In millions)	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2009 (In millions)
Audit Fees(1)	$5.4	$5.6
Audit-Related Fees(2)	0.2	0.1
Tax Fees(3)	0.4	—
All Other Fees	—	—

(1)	Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)	Includes fees for professional services rendered related primarily to audits of employee benefit plans and SAS 70 reports.

(3)	Includes fees for domestic tax advice and planning.

Pre-Approval Policies and Procedures of the Audit Committee

The Audit Committee has adopted a Policy for Pre-Approval of Audit and Non-Audit Services Provided by an External Audit Firm (the “Policy”). The Policy sets forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent registered public accounting firm responsible for auditing the Company’s consolidated financial statements or any separate financial statements that will be filed with the SEC.

This Policy provides that the Audit Committee may either pre-approve proposed audit and non-audit services provided by the Company’s independent registered public accounting firm based upon a description of the specific services to be provided, or on a case-by-case basis, without consideration of specific services. Non-audit services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm, including, among other things, certain consultations concerning financial accounting and reporting standards, closing balance sheet audits pertaining to Company dispositions and assurance services in connection with securities offerings. In determining whether to pre-approve a service, the Policy requires the Audit Committee to consider whether the particular service is sufficiently described so that the Audit Committee can make a well-reasoned assessment of the impact of the service on the firm’s independence and so that the pre-approval does not result in a delegation to management of the Audit Committee’s responsibility. Additionally, the Audit

Committee must consider whether the provision of each service (a) places the independent registered public accounting firm in the position of auditing its own work, (b) results in the independent registered public accounting firm acting as management or an employee of the Company or (c) places the independent registered public accounting firm in a position of being an advocate for the Company. Pursuant to the Policy, the Company may not under any circumstances engage the independent registered public accounting firm to provide any service that is prohibited by applicable law.

For the fiscal year ended December 31, 2010, no Audit-Related Fees, Tax Fees or Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

The Audit Committee of the Company’s Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December 31, 2010 is compatible with maintaining such firm’s independence.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. The Company has pursued these objectives by:

•	Having a significant portion of each executive officer’s total compensation directly tied to achieving the Company’s performance goals;

•

Using individual performance evaluations of each executive officer, together with the executive’s contribution to Company performance, generally to determine most aspects of each executive’s compensation;

•	Using stock options and time-based and performance-based RSUs to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders; and

•	Using compensation information compiled from two separate comparator groups and the advice and input of an independent compensation consultant to set compensation at competitive levels.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee, although the Board of Directors and the Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of the named executive officers.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

Section 14A of the Securities Exchange Act also requires the Company to submit to stockholders a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur yearly, every two years or every three years.

The Board of Directors values the stockholders’ opinions and believes it would benefit from direct, timely feedback on the Company’s executive compensation program. Accordingly, the Board of Directors recommends that stockholders vote for a “yearly” advisory vote on executive compensation.

The following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers:

•	yearly,

•	every two years or

•	every three years.”

The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders.

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee. However, the Board of Directors will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

The Board of Directors unanimously recommends a vote for YEARLY as the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

PROPOSAL 5—ELECT EACH DIRECTOR ANNUALLY

John Chevedden, whose address and share ownership will be furnished promptly by the Company upon receipt of an oral or written request, submitted the following proposal:

RESOLVED, shareholders ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

In 2010 over 70% of S&P 500 companies had annual election of directors. Shareholder resolutions on this topic won an average of 68%-support in 2009.

It is important that our company implement this proposal promptly. If our company took more than one-year to phase in this proposal it could create conflict among our directors. Directors with 3-year terms could be more casual because they would not stand for election immediately while directors with one- years terms would be under more immediate pressure. It could work out to the detriment of our company that our company’s most qualified directors would promptly have one year-terms and that our company’s least qualified directors would retain 3-year terms the longest.

The merit of this Elect Each Director Annually proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm downgraded our company to “D” with “High Governance Risk, “ “High Concern” in Takeover Defenses and “High Concern” in Executive Pay – only 47% of CEO pay was incentive based.

Takeover defenses were a concern according to The Corporate Library because our board was classified and there were charter and bylaw provisions that would make it difficult or impossible for shareholders to enlarge our board or replace directors.

Our board was the only major corporate directorship for 4 of our directors, including our newest director, Michael Polk. This could indicate a significant lack of current transferable director experience. Plus these directors were assigned to 7 of the 15 seats on the most important board committees. Mr. Polk also owned no stock after one year.

Four directors attracted 10% in negative votes and these directors held 6 of the 15 seats on our most important board committees.

Our company announced it received an IRS Revenue Agent Report assessing additional material tax and interest related to our Company’s 2005 and 2006 U.S. federal income tax returns.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices: Elect Each Director Annually—Yes on 5.

Board of Directors Statement in Opposition to Stockholder Proposal

The Board of Directors opposes this proposal and recommends that you vote AGAINST it for the following reasons.

The Company’s current classified board structure has been in place since it was overwhelmingly approved by the stockholders in 1985. At that time, a substantial majority of the Company’s stockholders agreed with the Board of Directors that dividing the directors into three classes and providing for staggered three-year terms would best serve the long-term interests of the Company and its stockholders. The Board of Directors has recently implemented several significant changes to the Company’s governance structure, including the termination of its shareholders rights plan in 2006, the implementation of majority voting for directors in 2007, and the elimination of super-majority voting requirements in its charter documents in 2008. Over the years, the Board of Directors, together with the assistance of outside legal counsel, has considered the arguments both in support of and in opposition to classified boards of directors. After extensive review and deliberation, the Board of Directors continues to believe that the Company’s classified board structure continues to promote the best interests of the Company’s stockholders.

Classified Board Provides Stability and Continuity.    The Company’s classified board structure is designed to promote continuity and stability of leadership. Electing directors to staggered three-year terms helps ensure that a majority of the Company’s directors have prior experience with, and knowledge of, the Company’s business and strategy. The Board of Directors believes that this continuity and stability facilitates the Company’s ability to maximize both short- and long-term stockholder value. Directors who have experience with the Company and knowledge of its business and strategic plans are a valuable resource and are well-positioned to make fundamental decisions in the best interests of the Company and its stockholders. The Board of Directors believes this benefit is particularly important in a Company like ours, which has multiple lines of business and is involved in the ongoing implementation of transformational strategic initiatives.

Accountability to Stockholders.    The Board of Directors further believes that the benefits of the current classified board structure do not compromise directors’ accountability to stockholders. The Company’s directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. In addition, the Board of Directors is comprised nearly entirely of independent directors and has an overall governance structure that has earned the Company generally high governance ratings. In the view of the Board of Directors, it is factors such as these which best ensure that all of the Company’s directors remain accountable to the stockholders. The Board of Directors also observes that a large number of well-respected companies have classified boards, including numerous companies within the Company’s peer group.

Classified Board Enhances Stockholder Value in the Event of an Unsolicited Acquisition Offer.    Having a classified board structure also provides the Board of Directors sufficient time to consider a takeover offer, explore alternatives and negotiate the best price for all of the Company’s stockholders. The Board of Directors believes that having a classified board strongly encourages a person seeking to obtain control of the Company to negotiate mutually agreeable terms with the Board of Directors because at least two annual meetings will be required to effect a change in control of the Board. The delay established by the classified board structure provides the Board of Directors with greater opportunity to evaluate the adequacy and fairness of any takeover proposal, to negotiate on behalf of all stockholders and to consider alternative methods of maximizing stockholder value. It is important to note, however, that although the Company’s classified board can enhance the leverage of the Board of Directors in seeking a course of action in the best interests of stockholders, the classified board would not preclude a person from ultimately taking control of the Company.

The Board strongly believes that the classified board structure is reasonable and appropriate and in the best interests of all of the Company’s stockholders. Accordingly, and for the other reasons stated above, the Board respectfully requests that stockholders vote AGAINST this proposal.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

John K. Stipancich
Senior Vice President—General Counsel & Corporate Secretary

April 1, 2011

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2011.

Vote by Internet

•    Log on to the Internet and go to
www.envisionreports.com/NWL2011

•    Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, 1 YEAR for Proposal 4 and AGAINST Proposal 5.

1. Election of Directors:
			For	Against	Abstain				For	Against	Abstain				For	Against	Abstain
01	-	Kevin C. Conroy (To serve a 3 year term)	☐	☐	☐	02	-	Michael T. Cowhig (To serve a 3 year term)	☐	☐	☐	03	-	Mark D. Ketchum (To serve a 3 year term)	☐	☐	☐

04	-	Raymond G. Viault (To serve a 3 year term)	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2011.		☐	☐	☐	3.	Advisory vote on executive compensation.	☐	☐	☐
		1Yr	2Yrs	3Yrs	Abstain
4.	Advisory vote on the frequency of the executive compensation vote.	☐	☐	☐	☐	5.	Stockholder Proposal - Elect Each Director Annually, if properly presented at the meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1UPX

01A93G

Newell Rubbermaid encourages you to take advantage of a convenient way to vote your shares electronically, by either telephone or the Internet.

Your vote by telephone or through the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or through the Internet, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held May 10, 2011 and the Proxy Statement dated April 1, 2011.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Newell Rubbermaid Inc.

Proxy Solicited by the Board of Directors

for Annual Meeting of Stockholders to be held May 10, 2011

The undersigned hereby appoints Michael R. Peterson and John K. Stipancich, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 10, 2011, and at any adjournments or postponements thereof, on the election of directors and each of the other proposals listed on the reverse side.

This proxy revokes all previous proxies. The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you plan to attend the meeting in person. To make sure that your shares are represented, we encourage you to sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all director candidates nominated by the Board of Directors, FOR proposal (2) on the reverse side, FOR proposal (3) on the reverse side, 1 YEAR for proposal (4) on the reverse side, and AGAINST proposal (5) on the reverse side and in the discretion of the persons named as proxies with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

(Items to be voted appear on reverse side)